CAE INC.

CONSOLIDATED FINANCIAL STATEMENTS

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Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external reporting purposes in accordance with IFRS, as issued by the International Accounting Standards Board (IASB).
As of March 31, 2021, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) on Internal Control – Integrated Framework (2013 Framework). Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2021 was effective.

Management’s evaluation of and conclusion on the effectiveness of the Company’s internal control over financial reporting did not include an evaluation of the internal control over financial reporting of TRU Simulation + Training Canada Inc. (TRU Canada), which was acquired on January 26, 2021. The contribution of the acquired TRU Canada operations to the Company’s consolidated financial statements for the year ended March 31, 2021 was less than 1% of consolidated revenue and consolidated net loss. Additionally, on March 31, 2021, the total assets of the acquired TRU Canada operations represented approximately 2% of the Company’s consolidated total assets.

M. Parent                                                            S. Branco
President and Chief Executive Officer                Executive Vice President, Finance and Chief Financial Officer

Montreal (Canada)
May 19, 2021

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of CAE Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated statement of financial position of CAE Inc. and its subsidiaries (together, the Company) as of March 31, 2021 and 2020, and the related consolidated (loss) income statement, consolidated statement of comprehensive (loss) income, changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of March 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and its financial performance and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle
As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for leases on April 1, 2019.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded TRU Simulation + TRU Canada Inc. (TRU Canada) from its assessment of internal control over financial reporting as of March 31, 2021 because it was acquired by the Company in a purchase business combination during the year ended March 31, 2021. We have also excluded TRU Canada from our audit of internal control over financial reporting. TRU Canada is a wholly owned subsidiary whose financial statements constitute assets of approximately 2%, and revenue and net loss representing both less than 1% of the related consolidated financial statement amounts as of and for the year ended March 31, 2021.

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Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue recognition - Estimated costs to complete certain contracts in the Defence and Security and Civil Aviation Training Solutions segments
As described in Notes 1 and 6 to the consolidated financial statements, the Company recognizes revenue from contracts with customers for the design, engineering, and manufacturing of training devices over time using the cost input method when the Company determines that these devices have a sufficient level of customization such that they have no alternative use and the Company has enforceable rights to payment for work completed to date. For the year ended March 31, 2021, a portion of total consolidated revenue of the Defence and Security and Civil Aviation Training Solutions segments in the amount of $1,217.1 million and $1,412.9 million respectively was related to revenue recognized from contracts with customers over time using the cost input method. The measure of progress toward complete satisfaction of the performance obligation is generally determined by comparing the actual direct costs incurred to date to the total estimated direct costs for the entire contract. Management applies judgment in estimating the work performed to date as a proportion of the total work to be performed.

The principal considerations for our determination that performing procedures relating to revenue recognition for estimated costs to complete certain contracts in the Defence and Security and Civil Aviation Training Solutions segments is a critical audit matter are there was judgment applied by management in determining the estimated costs to complete the contracts. This in turn led to a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence related to the cost assumptions applied by management in determining the estimated costs to complete the contracts.
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Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the revenue recognition process, including controls over the determination of estimated costs to complete the contracts. These procedures also included, among others, testing management’s process for determining estimated costs to complete the contracts in the Defence and Security and Civil Aviation Training Solutions segments for a sample of contracts, which included testing the completeness, accuracy and relevance of the data used in the estimate of the work performed to date as a proportion of the total work to be performed; and evaluating the reasonableness of cost assumptions used by management. Evaluating the reasonableness of cost assumptions used by management involved assessing, on a sample basis, management’s ability to reasonably estimate costs to complete contracts by comparing changes in estimated costs with the prior year estimate or estimated costs to complete contracts for new contracts; performing a look-back analysis to assess variances between actual and estimated costs for completed contracts; and performing procedures to evaluate the timely identification of circumstances which may warrant a modification to a previous cost estimate.

/s/PricewaterhouseCoopers LLP1

Montréal, Canada
May 19, 2021

We have served as the Company’s auditor since 1991.

_____________________________________________________________________________________________

1 CPA auditor, CA, public accountancy permit No. A119714
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Consolidated Financial Statements

Consolidated (Loss) Income Statement

Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	Notes	2021	2020
Revenue	6	$2,981.9	$3,623.2
Cost of sales		2,216.9	2,539.6
Gross profit		$765.0	$1,083.6
Research and development expenses		104.7	137.5
Selling, general and administrative expenses		398.9	437.5
Other (gains) and losses	7	91.7	(16.8)
Share of after-tax profit of equity accounted investees	6	(2.7)	(27.5)
Restructuring, integration and acquisition costs	8	124.0	15.8
Operating income		$48.4	$537.1
Finance expense – net	9	135.6	144.4
(Loss) earnings before income taxes		$(87.2)	$392.7
Income tax (recovery) expense	10	(39.7)	73.8
Net (loss) income		$(47.5)	$318.9
Attributable to:
Equity holders of the Company		$(47.2)	$311.4
Non-controlling interests		(0.3)	7.5
(Loss) earnings per share attributable to equity holders of the Company
Basic	11	$(0.17)	$1.17
Diluted	11	$(0.17)	$1.16

The accompanying notes form an integral part of these Consolidated Financial Statements.

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Consolidated Financial Statements

Consolidated Statement of Comprehensive (Loss) Income

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2021	2020
Net (loss) income		$(47.5)	$318.9
Items that may be reclassified to net (loss) income
Foreign currency exchange differences on translation of foreign operations		$(284.8)	$118.3
Net gain (loss) on hedges of net investment in foreign operations		140.4	(71.0)
Reclassification to income of foreign currency exchange differences		(21.2)	(40.4)
Net gain (loss) on cash flow hedges		61.4	(32.3)
Reclassification to income of loss on cash flow hedges		(20.3)	(0.2)
Income taxes	10	(14.6)	23.0
		$(139.1)	$(2.6)
Items that will never be reclassified to net (loss) income
Remeasurement of defined benefit pension plan obligations	22	$1.1	$13.4
Net loss on financial assets carried at fair value through OCI		(1.8)	—
Income taxes	10	(0.3)	(3.6)
		$(1.0)	$9.8
Other comprehensive (loss) income		$(140.1)	$7.2
Total comprehensive (loss) income		$(187.6)	$326.1
Attributable to:
Equity holders of the Company		$(181.5)	$315.4
Non-controlling interests		(6.1)	10.7

The accompanying notes form an integral part of these Consolidated Financial Statements.

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Consolidated Financial Statements

Consolidated Statement of Financial Position

As at March 31
(amounts in millions of Canadian dollars)	Notes	2021	2020
Assets
Cash and cash equivalents		$926.1	$946.5
Restricted funds for subscription receipts deposit	5	700.1	—
Accounts receivable	12	518.6	566.1
Contract assets	13	461.9	569.3
Inventories	14	647.8	616.2
Prepayments		52.1	55.1
Income taxes recoverable		39.8	30.4
Derivative financial assets	31	32.2	25.0
Total current assets		$3,378.6	$2,808.6
Property, plant and equipment	15	1,969.4	2,154.0
Right-of-use assets	17	308.5	395.9
Intangible assets	16	2,055.8	2,056.5
Investment in equity accounted investees	34	422.2	460.6
Deferred tax assets	10	104.9	84.5
Derivative financial assets	31	13.2	13.1
Other non-current assets	18	495.8	510.4
Total assets		$8,748.4	$8,483.6

Liabilities and equity
Accounts payable and accrued liabilities	19	$945.6	$934.4
Provisions	20	52.6	29.2
Income taxes payable		16.2	26.4
Contract liabilities	13	674.7	746.2
Current portion of long-term debt	21	216.3	206.2
Liabilities for subscription receipts	5	714.1	—
Derivative financial liabilities	31	13.8	119.9
Total current liabilities		$2,633.3	$2,062.3
Provisions	20	30.9	28.6
Long-term debt	21	2,135.2	3,106.0
Royalty obligations		141.8	141.1
Employee benefits obligations	22	222.2	212.8
Deferred tax liabilities	10	123.5	150.6
Derivative financial liabilities	31	3.1	12.8
Other non-current liabilities	23	245.6	191.1
Total liabilities		$5,535.6	$5,905.3
Equity
Share capital	11	$1,516.2	$679.5
Contributed surplus		22.5	26.9
Accumulated other comprehensive income	25	58.1	193.2
Retained earnings		1,543.7	1,590.1
Equity attributable to equity holders of the Company		$3,140.5	$2,489.7
Non-controlling interests		72.3	88.6
Total equity		$3,212.8	$2,578.3
Total liabilities and equity		$8,748.4	$8,483.6

The accompanying notes form an integral part of these Consolidated Financial Statements.

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Consolidated Financial Statements

Consolidated Statement of Changes in Equity

		Attributable to equity holders of the Company
		Common shares			Accumulated other			Non-
(amounts in millions of Canadian dollars,		Number of	Stated	Contributed	comprehensive	Retained		controlling	Total
except number of shares)	Notes	shares	value	surplus	income (Note 25)	earnings	Total	interests	equity
Balances as at April 1, 2019		265,447,603	$649.6	$24.8	$199.0	$1,430.4	$2,303.8	$78.7	$2,382.5
Net income		—	$—	$—	$—	$311.4	$311.4	$7.5	$318.9
Other comprehensive (loss) income		—	—	—	(5.8)	9.8	4.0	3.2	7.2
Total comprehensive (loss) income		—	$—	$—	$(5.8)	$321.2	$315.4	$10.7	$326.1
Exercise of stock options	26	1,553,846	30.2	(3.7)	—	—	26.5	—	26.5
Optional cash purchase of common shares		2,433	0.1	—	—	—	0.1	—	0.1
Repurchase and cancellation of common shares	11	(1,493,331)	(3.8)	—	—	(45.8)	(49.6)	—	(49.6)
Share-based payments expense	26	—	—	5.8	—	—	5.8	—	5.8
Transactions with non-controlling interests		—	—	—	—	(1.4)	(1.4)	(0.8)	(2.2)
Stock dividends	11	109,076	3.4	—	—	(3.4)	—	—	—
Cash dividends	11	—	—	—	—	(110.9)	(110.9)	—	(110.9)
Balances as at March 31, 2020		265,619,627	$679.5	$26.9	$193.2	$1,590.1	$2,489.7	$88.6	$2,578.3
Net loss		—	$—	$—	$—	$(47.2)	$(47.2)	$(0.3)	$(47.5)
Other comprehensive (loss) income		—	—	—	(135.1)	0.8	(134.3)	(5.8)	(140.1)
Total comprehensive (loss) income		—	$—	$—	$(135.1)	$(46.4)	$(181.5)	$(6.1)	$(187.6)
Issuance of common shares under an equity offering	11	27,048,671	822.7	—	—	—	822.7	—	822.7
Subscription receipts issuance-related costs	5	—	—	(12.5)	—	—	(12.5)	—	(12.5)
Exercise of stock options	26	687,165	14.0	(1.7)	—	—	12.3	—	12.3
Share-based payments expense	26	—	—	9.8	—	—	9.8	—	9.8
Transactions with non-controlling interests		—	—	—	—	—	—	(10.2)	(10.2)
Balances as at March 31, 2021		293,355,463	$1,516.2	$22.5	$58.1	$1,543.7	$3,140.5	$72.3	$3,212.8

The accompanying notes form an integral part of these Consolidated Financial Statements.

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Consolidated Financial Statements

Consolidated Statement of Cash Flows

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2021	2020
Operating activities
Net (loss) income		$(47.5)	$318.9
Adjustments for:
Depreciation and amortization	6	319.5	305.4
Impairment of non-financial assets	7, 8, 29	171.7	48.9
Share of after-tax profit of equity accounted investees		(2.7)	(27.5)
Deferred income taxes	10	(33.3)	2.9
Investment tax credits		(36.9)	9.0
Share-based payments expense	26	9.6	14.5
Defined benefit pension plans	22	12.0	15.1
Other non-current liabilities		(19.9)	(39.2)
Derivative financial assets and liabilities – net		(26.7)	15.3
Other		70.3	(66.0)
Changes in non-cash working capital	24	(49.5)	(52.2)
Net cash provided by operating activities		$366.6	$545.1
Investing activities
Business combinations, net of cash acquired	4	$(186.5)	$(10.1)
Acquisition of investment in equity accounted investees	34	(18.7)	(113.5)
Additions to property, plant and equipment	15	(107.6)	(283.4)
Proceeds from disposal of property, plant and equipment		4.5	0.5
Additions to intangible assets	16	(56.0)	(100.6)
Net proceeds from (payments to) equity accounted investees		0.7	(9.9)
Dividends received from equity accounted investees		12.1	22.6
Other		8.1	(1.5)
Net cash used in investing activities		$(343.4)	$(495.9)
Financing activities
Net (repayment) proceeds from borrowing under revolving credit facilities	21	$(705.6)	$708.2
Proceeds from long-term debt	21	151.1	167.6
Repayment of long-term debt	21	(86.1)	(233.0)
Repayment of lease liabilities	21	(200.8)	(79.8)
Dividends paid		—	(110.9)
Net proceeds from the issuance of common shares		820.8	26.6
Repurchase and cancellation of common shares	11	—	(49.6)
Changes in restricted cash		—	15.7
Other		(0.7)	(1.4)
Net cash (used in) provided by financing activities		$(21.3)	$443.4
Effect of foreign currency exchange differences on cash and cash equivalents		$(22.3)	$7.8
Net (decrease) increase in cash and cash equivalents		$(20.4)	$500.4
Cash and cash equivalents, beginning of year		946.5	446.1
Cash and cash equivalents, end of year		$926.1	$946.5

The accompanying notes form an integral part of these Consolidated Financial Statements.
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Notes to the Consolidated Financial Statements
Notes to the Consolidated Financial Statements
(Unless otherwise stated, all tabular amounts are in millions of Canadian dollars)

The consolidated financial statements were authorized for issue by the board of directors on May 19, 2021.

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations
CAE Inc. and its subsidiaries (or the Company) design, manufacture and supply simulation equipment, provide training, and develop integrated training solutions for defence and security markets, commercial airlines, business aircraft operators, helicopter operators, aircraft manufacturers and for healthcare education and service providers. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain a database of airports, other landing areas, flying environments, mission-specific environments, and motion and sound cues. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres with locations around the world.

The Company’s operations are managed through three segments:

(i)  Civil Aviation Training Solutions – Provides comprehensive training solutions for flight, cabin, maintenance and ground personnel in commercial, business and helicopter aviation, a range of flight simulation training devices, ab initio pilot training and crew sourcing services, as well as end to end digitally-enabled crew management, training operations solutions and optimization software;
(ii)  Defence and Security – Provides training and mission support solutions for defence forces across multi-domain operations, and for government organizations responsible for public safety;
(iii) Healthcare – Provides integrated education and training solutions including surgical and imaging simulations, curriculum, audiovisual and centre management platforms and patient simulators to healthcare students and clinical professionals across the professional life cycle.

CAE is a limited liability company incorporated and domiciled in Canada. The address of the main office is 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada, H4T 1G6. CAE common shares are traded on the Toronto Stock Exchange (TSX) and on the New York Stock Exchange (NYSE).

Basis of preparation
The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

The consolidated financial statements have been prepared in accordance with Part I of the CPA Canada Handbook – Accounting and International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been prepared under the historical cost convention, except for the following items measured at fair value: contingent consideration, derivative financial instruments, financial instruments at fair value through profit and loss, financial instruments at fair value through other comprehensive income and liabilities for cash-settled share-based arrangements.

The functional and presentation currency of CAE Inc. is the Canadian dollar.

Comparative figures
Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

Basis of consolidation
Subsidiaries
Subsidiaries are all entities over which the Company has control. Control exists when the Company is exposed to, or has the rights to, variable returns from its involvement with the entity and has the ability to affect those returns through the power over the entity. Subsidiaries are fully consolidated from the date control is obtained and they are no longer consolidated on the date control ceases. All intercompany accounts and transactions have been eliminated.

Joint arrangements
Joint arrangements are arrangements in which the Company exercises joint control as established by contracts requiring unanimous consent for decisions about the activities that significantly affect the arrangement’s returns. When the Company has the rights to the net assets of the arrangement, the arrangement is classified as a joint venture and is accounted for using the equity method. When the Company has rights to the assets and obligations for the liabilities relating to an arrangement, the arrangement is classified as a joint operation and the Company accounts for each of its assets, liabilities and transactions, including its share of those held or incurred jointly, in relation to the joint operation.

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Notes to the Consolidated Financial Statements
Under the equity method of accounting, interests in joint ventures are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the profits or losses and movements in other comprehensive income (OCI) of the investee. When the Company’s share of losses in a joint venture equals or exceeds its interests in the joint ventures, the Company does not recognize further losses, unless it will incur obligations or make payments on behalf of the joint ventures.

Unrealized gains resulting from transactions with joint ventures are eliminated, to the extent of the Company’s share in the joint venture. For sales of products or services from the Company to its joint ventures, the elimination of unrealized profits is considered in the carrying value of the investment in equity accounted investees in the consolidated statement of financial position and in the share in profit or loss of equity accounted investees in the consolidated income statement.

Business combinations
Business combinations are accounted for under the acquisition method. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company, if any, at the date control is obtained. The consideration transferred includes the fair value of any liability resulting from a contingent consideration arrangement. Acquisition-related costs, other than share and debt issue costs incurred to issue financial instruments that form part of the consideration transferred, are expensed as incurred. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. If a business combination is achieved in stages, the Company remeasures its previously held interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in net income.

Contingent consideration classified as a liability is measured at fair value, with subsequent changes recognized in income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled within equity.

New information obtained during the measurement period, up to 12 months following the acquisition date, about facts and circumstances existing at the acquisition date affect the acquisition accounting.

Non-controlling interests
Non-controlling interests (NCI) represent equity interests in subsidiaries owned by outside parties. The share of net assets of subsidiaries attributable to non-controlling interests is presented as a component of equity. Changes in the Company’s ownership interest in subsidiaries that do not result in a loss of control are accounted for as equity transactions.

The Company treats transactions with non-controlling interests as transactions with equity owners of the Company. For interests purchased from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals of non-controlling interests are also recorded in equity.

Financial instruments and hedging relationships
Recognition, classification and measurement
A financial instrument is any contract that gives rise to a financial asset in one entity and a financial liability or equity instrument in another entity. Financial assets and financial liabilities, including derivatives, are recognized in the consolidated statement of financial position when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value. When there is a difference between the fair value of the consideration given or received at initial recognition and the amount determined using a valuation technique, such difference is recognized immediately in income unless it qualifies for recognition as some other type of asset or liability.

Financial instruments are subsequently measured based on their classification, which are:
–Financial instruments measured at amortized cost;
–Financial instruments measured at fair value through profit or loss (FVTPL);
–Financial instruments measured at fair value through other comprehensive income (FVOCI).

Financial assets
A financial asset is measured at amortized cost if it meets both of the following conditions:
–     The asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and
–  The contractual terms of the financial asset give rise, on specific dates, to cash flows that are solely payments of principal and interest (SPPI) on the principal amount outstanding.

Financial assets at amortized cost are subsequently measured using the effective interest rate (EIR) method and are subject to impairment. Gains and losses are recognized in income when the asset is derecognized, modified or impaired. The Company’s financial assets at amortized cost include accounts receivable and advances to a portfolio investment.

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Notes to the Consolidated Financial Statements
Financial assets at FVTPL include financial assets held for trading, financial assets designated upon initial recognition at fair value through profit or loss, and financial assets mandatorily required to be measured at fair value. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives, including separated embedded derivatives, are also classified as held for trading unless they are designated as effective hedging instruments. Financial assets with cash flows that are not SPPI are classified and measured at FVTPL, irrespective of the business model. Financial assets at FVTPL are carried in the statement of financial position at fair value with net changes in fair value recognized in the income statement. The Company’s financial assets at FVTPL include cash and cash equivalents, restricted funds for subscription receipts deposit, and derivative instruments not designated as hedging instrument in a hedge relationship.

Financial assets at FVOCI are equity investments the Company has irrevocably elected to classify at FVOCI. This classification is determined on an instrument-by-instrument basis. Gains and losses on these financial assets are never transferred to income. Dividends are recognized in the income statement when the right of payment has been established, except when the Company benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI.

Financial assets are not reclassified subsequent to their initial recognition, unless the Company changes its business model for managing financial assets.

Financial liabilities
Financial liabilities at FVTPL include financial liabilities held for trading and financial liabilities designated upon initial recognition as at FVTPL. Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivatives financial instruments that are not designated as hedging instrument in a hedge relationship. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments.

Financial liabilities at FVTPL are carried in the statement of financial position at fair value with net changes in fair value recognized in the income statement. The Company’s financial liabilities measured at FVTPL include contingent liabilities arising on business combinations and also derivative instruments not designated as hedging instrument in a hedge relationship.

Financial liabilities at amortized cost are subsequently measured using the EIR method. Gains and losses are recognized in income when the liabilities are derecognized as well as through the EIR amortization process. The Company’s financial liabilities at amortized cost include accounts payables, accrued liabilities, long-term debt, including interest payable, royalty obligations and liabilities for subscription receipts.

Transaction costs
Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified at FVTPL and FVOCI) are included in the fair value initially recognized for those financial instruments. These costs are amortized to income using the EIR method.

Offsetting of financial assets and financial liabilities
Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when the Company has an unconditional and legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

Hedge accounting
The Company uses derivative financial instruments, such as forward currency contracts, cross currency swaps and interest rate swaps to hedge its foreign currency risks and interest rate risks, respectively. A hedging relationship qualifies for hedge accounting when it meets all of the following effectiveness requirements:
–There is ‘an economic relationship’ between the hedged item and the hedging instrument;
–The effect of credit risk does not ‘dominate the value changes’ that result from that economic relationship;
–The hedge ratio of the hedging relationship is the same as that resulting from the quantities of:
–The hedged item that the Company actually hedges; and
–The hedging instrument that the Company actually uses to hedge that quantity of hedged item.

For the purpose of hedge accounting, hedges are classified as:
–Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a highly probably forecast transaction or the foreign currency risk in an unrecognized firm commitment;
–Hedges of a net investment in a foreign operation;
–Fair value hedges when hedging the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment.

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Notes to the Consolidated Financial Statements
Documentation
At the inception of a hedge relationship, the Company formally documents the designation of the hedge, the risk management objectives and strategy, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship and can be reliably measured. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items in relation to the hedged risk.

Cash flow hedge
The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in OCI, while the ineffective portion is recognized immediately in income. Amounts accumulated in OCI are reclassified to income in the period in which the hedged item affects income. However, when the forecasted transactions that are hedged items result in recognition of non-financial items, gains and losses previously recognized in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in income as the related non-financial items are derecognized or amortized.

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting, when the designation is revoked, or when the hedging instrument expires or is sold. Any cumulative gain or loss directly recognized in OCI at that time remains in OCI until the hedged item is recognized in income. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was recognized in OCI is recognized in income immediately.

Hedge of net investments in foreign operations
The Company has designated certain long-term debts as a hedging item of the Company’s overall net investments in foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI and is limited to the translation gain or loss on the net investment.

Fair value hedge
The Company currently does not enter into fair value hedge transactions.

Derecognition
Financial assets
A financial asset is derecognized when:
–The rights to receive cash flows from the asset have expired; or
–The Company has transferred its rights to receive cash flows from the asset and either has transferred substantially all the risks and rewards of the asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

The Company is involved in a program in which it sells interests in certain of its accounts receivable. The Company continues to act as a collection agent. Under the program the Company transfers some significant risks and rewards of the accounts receivable it sells and retains others. The accounts receivable are derecognized up to an amount corresponding to the extent of the Company's continuing involvement, which represents its maximum retained exposure.

Impairment of financial assets
The Company uses the expected credit loss (ECL) model for calculating impairment of financial assets and recognizes expected credit losses as loss allowances for assets measured at amortized cost. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at the original or credit adjusted effective interest rate. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

For trade receivables and contract assets, the Company applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the assets.

Financial liabilities
A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.

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Notes to the Consolidated Financial Statements
Foreign currency translation
Foreign operations
Assets and liabilities of subsidiaries that have a functional currency other than the Canadian dollar are translated from their functional currency to Canadian dollars at exchange rates in effect at the reporting date. Revenue and expenses are translated at the average exchange rates. The resulting translation adjustments are included in OCI.

When CAE Inc. and its subsidiaries have a long-term intercompany balance receivable from or payable to a foreign operation for which settlement is not planned in the foreseeable future, such item is considered, in substance, a part of the Company’s net investment in that foreign operation. Gains or losses arising from the translation of those intercompany balances denominated in foreign currencies are also included in OCI.

Transactions and balances
Monetary assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rate at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in income, except when deferred in OCI as qualifying cash flow hedges and qualifying net investment hedges.

Cash and cash equivalents
Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at the date of purchase.

Accounts receivable
Receivables are initially recognized at fair value and are subsequently carried at amortized cost, net of credit loss allowances, based on expected recoverability. The amount of the allowance is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the original effective interest rate. The loss is recognized in income. Subsequent recoveries of amounts previously provided for or written-off are recognized in income.

Inventories
Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of cost, determined on a specific identification basis, and net realizable value.

Work in progress is stated at the lower of cost, determined on a specific identification basis, and net realizable value. The cost of work in progress includes material, labour and an allocation of manufacturing overhead, which is based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to generate revenue. In the case of raw materials and spare parts, the replacement cost is the best measure of net realizable value.

Property, plant and equipment
Property, plant and equipment are recorded at cost less any accumulated depreciation and any accumulated net impairment losses. Costs include expenditures that are directly attributable to the acquisition or manufacturing of the item. The cost of an item of property, plant and equipment that is initially recognized includes, when applicable, the initial present value estimate of the costs required to dismantle and remove the asset and restore the site on which it is located at the end of its useful life. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. Subsequent costs, such as updates on training devices, are included in the asset’s carrying amount or recognized as a separate asset only when it is probable that future economic benefits will flow to the Company and the cost of the item can be reliably measured; otherwise, they are expensed.

A loss on disposal is recognized in income when the carrying value of a replaced item is derecognized, unless the item is transferred to inventories. If it is not practicable to determine the carrying value, the cost of the replacement and the accumulated depreciation calculated by reference to that cost will be used to derecognize the replaced part. The costs of day-to-day servicing of property, plant and equipment are recognized in income as incurred. Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with its carrying amount, and are recognized net within other gains and losses.

The different components of property, plant and equipment are recognized separately when their useful lives are materially different and such components are depreciated separately in income.

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Notes to the Consolidated Financial Statements
Land is not depreciated. The estimated useful lives, residual values and depreciation methods are as follows:

	Method	Amortization rate/period
Buildings and improvements	Declining balance/Straight-line	2.5 to 10%/3 to 40 years
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance/Straight-line	20 to 35%/2 to 15 years
Aircraft	Straight-line (residual not exceeding 15%)	Not exceeding 25 years
Aircraft engines	Based on utilization	Not exceeding 3,500 hours

As at March 31, 2021, the average remaining amortization period for full-flight simulators is 12.2 years (2020 – 12.0 years).

Depreciation methods, useful lives and residual values are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Leases
The Company adopted IFRS 16 - Leases effective on April 1, 2019.

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company as a lessee
The Company recognizes a right-of-use asset and liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. If it is reasonably certain that the Company will obtain ownership by the end of the lease term through a purchase option, the leased asset is depreciated over its useful life. The depreciation periods, residual values (only applicable when it is reasonably certain that the Company will obtain ownership by the end of the lease term) and depreciation methods are as follows:

	Method	Amortization period
Buildings and land	Straight-line	Not exceeding 40 years
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Straight-line	Not exceeding 7 years

In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the lessee’s incremental borrowing rate. Lease payments comprise of fixed payments, including in-substance fixed payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee, the exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period that the Company is reasonably certain to exercise and penalties for early termination of a lease if the Company is reasonably certain to terminate.

The lease liability is subsequently measured at amortized cost using the effective interest method and is remeasured when there is a change in future lease payments arising from a change in an index or rate, the estimate of the amount expected to be payable under a residual value guarantee or the Company’s assessment of whether it will exercise a purchase, renewal or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Lease modifications
A lease modification is a change in the scope of a lease, or the consideration for a lease, that was not part of its original terms and conditions. A lease modification is accounted for as a separate lease if the modification increases the scope of the lease by adding the right to use one or more underlying assets and the consideration for the lease increases by an amount commensurate with the stand-alone price that reflects the circumstances of the contract. Any other modification is not accounted for as a separate lease.

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Notes to the Consolidated Financial Statements
For a lease modification resulting in a decrease in the scope of the lease, the lease liability is remeasured, using a revised discount rate, to reflect the modified lease payments and the carrying amount of the right-of-use asset is reduced to reflect the partial or full termination of the lease. The difference between the reduction in the lease liability and the reduction in the corresponding right-of-use asset’s carrying value is recognized in profit or loss.

For all other lease modifications, the lease liability is remeasured, using a revised discount rate, to reflect the modified lease payments, with a corresponding adjustment to the right-of-use asset.

Short-term leases and leases of low-value assets
The Company recognizes the payments associated with short-term leases and leases of low-value assets as an expense on a straight-line basis over the lease term.

Sale and leaseback transaction
In a sale and leaseback transaction the transfer of an asset is recognized as a sale when the customer has obtained control of the underlying asset which is aligned with the Company’s revenue recognition policy, otherwise the Company continues to recognize the transferred asset on the balance sheet and record a financial liability equal to the proceeds transferred. When the transfer of an asset satisfies the Company’s revenue recognition policy to be accounted for as revenue, a partial recognition of the profit from the sale is recorded immediately after the sale, which is equivalent to the proportion of the asset not retained by the Company through the lease. The proportion of the asset retained by the Company through the lease is recognized as a right-of-use asset and the lease liability is measured as the present value of future lease payments.

The Company as a lessor
The Company determines, at lease commencement, whether each lease is a finance or an operating lease. Leases in which substantially all the risks and rewards of ownership are transferred are classified as finance leases. All other leases are accounted for as operating leases.

With regards to finance leases, the asset is derecognized at the commencement of the lease. The net present value of the minimum lease payments and any discounted unguaranteed residual values of leased assets are presented as investment in finance leases. Finance income is recognized over the term of the lease based on the effective interest method. Revenue from operating leases is recognized on a straight-line basis over the term of the corresponding lease.

When the Company subleases one of its leases it accounts for its interests in the head lease and the sub-lease separately. It assesses the lease classification of a sub-lease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset.

Intangible assets
Goodwill
Goodwill is measured at cost less accumulated impairment losses, if any.

Goodwill arises on the acquisition of subsidiaries. Goodwill represents the excess of the aggregate of the cost of an acquisition, including the Company’s best estimate of the fair value of contingent consideration and the acquisition-date fair value of any previous held equity interest in the acquiree, over the fair value of the net identifiable assets of the acquiree at the acquisition date.

Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Research and development (R&D)
Research costs are expensed as incurred. Development costs are also charged to income in the period incurred unless they meet all the specific capitalization criteria established in IAS 38, Intangible Assets. Capitalized development costs are stated at cost and net of accumulated amortization and accumulated impairment losses, if any. Amortization of the capitalized development costs commences when the asset is available for use and is included in research and development expenses.

Other intangible assets
Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination is the fair value as at the acquisition date. Following initial recognition, intangible assets are carried at cost, net of accumulated amortization and accumulated impairment losses, if any.

The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management.

Gains and losses on disposal of intangible assets are determined by comparing the proceeds from disposal with its carrying amount and are recognized within other gains and losses.

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Notes to the Consolidated Financial Statements
Amortization
Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

Amortization period
Capitalized development costs	3 to 10 years
Customer relationships	3 to 20 years
Licenses	3 to 20 years
ERP and other software	3 to 10 years
Other intangible assets	2 to 40 years

As at March 31, 2021, the average remaining amortization period for the capitalized development costs is 5.3 years (2020 ‑ 5.2 years). Amortization methods and useful lives are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

The capitalized development costs incurred during fiscal 2021 in relation to the design and manufacturing of the CAE Air1 ventilators were amortized on a per-unit basis and were fully amortized by March 31, 2021.

Impairment of non-financial assets
The carrying amounts of the Company’s non-financial assets subject to amortization are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill and assets that are not yet available for use are tested for impairment annually or at any time if an indicator of impairment exists.

The recoverable amount of an asset or a cash-generating unit (CGU) is the greater of its value in use and its fair value less costs of disposal. The recoverable amount is determined for an individual asset; unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. In such cases, the CGU that the asset belongs to is used to determine the recoverable amount.

For the purposes of impairment testing, the goodwill acquired in a business combination is allocated to CGUs or groups of CGUs, which generally corresponds to its operating segments or one level below, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Where the recoverable amount of a CGU to which goodwill has been allocated is lower than the CGU’s carrying amount, the related goodwill is impaired. Any remaining amount of impairment exceeding the impaired goodwill is recognized on a pro rata basis of the carrying amount of each asset in the respective CGU. Impairment losses are recognized in income.

The Company evaluates impairment losses, other than goodwill impairment, for potential reversals at each reporting date. An impairment loss is reversed if there is any indication that the loss has decreased or no longer exists due to changes in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Such reversal is recognized in income.

Borrowing costs
Borrowing costs that are directly attributable to the acquisition or construction of a qualifying asset are capitalized as part of the cost of the asset. A qualifying asset is one that takes a substantial period of time to get ready for its intended use. Capitalization of borrowing costs ceases when the asset is completed and ready for its intended use. All other borrowing costs are recognized as finance expense in income, as incurred.

Other assets
Restricted cash
The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business combination arrangements.

Deferred financing costs
Deferred financing costs related to the revolving credit facilities, when it is probable that some or all of the facilities will be drawn down, and deferred financing costs related to sale and leaseback agreements are included in other assets at cost and are amortized on a straight-line basis over the term of the related financing agreements.

Accounts payable and accrued liabilities
Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

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Notes to the Consolidated Financial Statements
Provisions
Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as a finance expense. When there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Provisions for estimated contract losses are recognized as an onerous contract provision in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on historical experience, current trends and other assumptions that are believed to be reasonable under the circumstances.

Restoration and simulator removal
In certain situations, simulators are installed at locations that are not owned by the Company. In some of these cases, the Company has an obligation to dismantle and remove the simulators from these sites and to restore the location to its original condition. A provision is recognized for the present value of estimated costs to be incurred to dismantle and remove the simulators from these sites and restore the location. The provision also includes amounts relating to leased land and building where restoration costs are contractually required at the end of the lease. Where such costs arise as a result of capital expenditure, these restoration costs are also capitalized.

Restructuring
Restructuring costs consist mainly of severances and other related costs.

Legal claims
The amount represents a provision for certain legal claims brought against the Company. The corresponding charge is recognized in income within selling, general and administrative expenses or other gains and losses. Management’s best estimate is that the outcome of these legal claims will not give rise to any significant loss beyond the amounts provided at March 31, 2021.

Warranties
A provision is recognized for expected warranty claims on products sold based on historical experience of the level of repairs and returns. It is expected that most of these costs will be incurred between 1 to 7 years. Assumptions used to calculate the provision for warranties were based on current sales levels and current information available about returns based on the warranty period of products sold.

Long-term debt
Long-term debt is recognized initially at fair value, net of transaction costs incurred. They are subsequently stated at amortized cost. Any difference between the proceeds, net of transaction costs, and the redemption value is recognized in income over the period of borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In these cases, the fee is deferred until the drawdown occurs. To the extent that there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

Share capital
Common shares are classified as equity. Incremental costs directly attributable to the issue of new shares or stock options are shown in equity as a deduction, net of tax, from the proceeds.

When share capital recognized as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of tax, is recognized as a deduction from equity.

Revenue recognition
The Company recognizes revenue when it transfers the control of the promised goods or services to the customer. The transaction price is the amount of consideration to which the Company is expected to be entitled to in exchange for transferring promised goods or services. Variable consideration is included in the transaction price when it is highly probable that there will be no significant reversal of revenue in the future. Variable consideration is usually derived from sales incentives, in the form of discounts or volume rebates, and penalties. The Company identifies the various performance obligations of the contract and allocates the transaction price based on the estimated relative stand-alone selling prices of the promised goods or services underlying each performance obligation.

The Company’s performance obligations are satisfied over time or at a point in time depending on the transfer of control to the customer.

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Notes to the Consolidated Financial Statements
Sales of goods and services
Customized training devices
Revenue from contracts with customers for the design, engineering, and manufacturing of training devices are recognized over time using the cost input method when the Company determines that these devices have a sufficient level of customization such that they have no alternative use and the Company has enforceable rights to payment for work completed to date. The measure of progress toward complete satisfaction of the performance obligation is generally determined by comparing the actual direct costs incurred to date to the total estimated direct costs for the entire contract. When the Company determines that there is an alternative use for these devices, revenue is recognized at a point in time, when the customer obtains control of the device.

Standardized training and medical devices
Revenue from contracts with customers for the manufacturing of standardized training and medical devices is recognized at a point in time, when the customer obtains control of the device.

Training services
Revenue from the sale of training hours or training courses are recognized at a point in time, when services are rendered.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. For both phases, revenue is recognized over time, using the time elapsed input method.

Product maintenance, support and updates
Revenue from the sale of product maintenance services and post-delivery customer support are recognized over time, using the time elapsed output method or costs incurred method. Revenue from update services, to enhance a training device currently owned by a customer, are recognized over time, using the cost input method.

Spare parts
Revenue from the sale of spare parts is recognized at a point in time, which is generally on delivery to the customer.

Software arrangements
Revenue from off-the-shelf software sales is recognized at a point in time, on delivery. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software is recognized over time using the cost input method.

Other
Significant financing component
The Company accounts for a significant financing component on contracts of more than 12 months where timing of cash receipts and revenue recognition differ substantially. The transaction price for such contracts is adjusted for the time value of money, using the rate that would be reflected in a separate financing transaction between the Company and its customers at contract inception, to take into consideration the significant financing component.

Non-monetary transactions
The Company may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the most reliable measure of the fair value of the asset or service given up or fair value of the asset or service received.

Contract modifications
Contract modifications, which consist of an increase in the scope or price of a contract, are accounted for as a separate contract when the additional goods or services to be delivered are distinct from those delivered prior to the contract modification and when the price increases by an amount of consideration that reflects its stand-alone selling price. Contract modifications are treated prospectively when the additional goods or services are distinct, but the price increase does not reflect the stand-alone selling price. When the remaining goods or services are not distinct, the Company recognizes an adjustment to revenue of the initial contract on a cumulative catch-up basis at the date of the contract modification.

Costs to obtain and to fulfill a contract
The Company recognizes incremental costs of obtaining a contract as an asset when they are expected to be recovered over a period of more than one year. The Company recognizes costs directly related to fulfilling a contract with a customer as an asset when they generate or enhance resources that will be used to satisfy the performance obligation in the future and they are expected to be recovered. These assets are amortized on a systematic basis that is consistent with the Company’s transfer of the related goods or services to the customer.

Right to invoice
If the Company has the right to invoice a customer in an amount that directly corresponds with the value of the Company’s performance to date then revenue can be recognized at the invoice amount.

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Notes to the Consolidated Financial Statements
Contract balances
The timing of revenue recognition, billing and cash collections results in accounts receivable, contract assets and contract liabilities on the consolidated financial position.

Contract assets are recognized when revenue is recognized in excess of billings or when the Company has a right to consideration and that right is conditional to something other than the passage of time. Contract assets are subsequently transferred to accounts receivable when the right to payment becomes unconditional.

Contract liabilities are recognized when payments received from customers are in excess of revenue recognized. Contract liabilities are subsequently recognized in revenue when the Company satisfies its performance obligations.

Contract assets and contract liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period and are classified as current based on our normal operating cycle.

Employee benefits
Defined benefit pension plans
The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings.

The defined benefit asset or liability comprises the present value of the defined benefit obligation at the reporting date less the fair value of plan assets out of which the obligations are to be settled. The defined benefit obligations are actuarially determined for each plan using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using the interest rate of high-quality corporate bonds that are denominated in the currency in which the benefit will be paid and that have terms to maturity approximating the terms of the related pension obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used.

The value of any employee benefit asset recognized is restricted to the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan (asset ceiling test). Minimum funding requirements may give rise to an additional liability to the extent that they require paying contributions to cover an existing shortfall. Plan assets can only be used to fund employee benefits, are not available to the creditors of the Company, nor can they be paid directly to the Company. Fair value of plan assets is based on market price information.

The Company determines the net pension cost of its Canadian defined benefit plans utilizing individual discount rates derived from the yield curve.

Actuarial gains and losses arising from experience adjustments, changes in actuarial assumptions and the effect of any asset ceiling and minimum liability are recognized to OCI in the period in which they arise. Past service costs are recognized as an expense as incurred at the earlier of when the plan amendment or curtailment occurs and when the entity recognizes related termination benefits.

Defined contribution pension plans
The Company also maintains defined contribution plans for which the Company pays fixed contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Company has no legal or constructive obligation to pay further amounts if the fund does not hold sufficient assets to pay the benefits to all employees. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in income as the services are provided.

Termination benefits
Termination benefits are recognized as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense, if the Company has made an offer of voluntary redundancy, based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the reporting date are discounted to their present value.

Share-based payment transactions
The Company’s share-based payment plans consist of two categories: an equity-settled share-based payment plan comprised of the stock option plan; and cash-settled share-based payments plans that include the stock purchase plan, deferred share units (DSU) plans, restricted share units (RSU) plans and the performance share units (PSU) plan.

For both categories, the fair value of the employee services received in exchange is recognized as an expense in income. Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

For the equity-settled plan, the cost of equity-settled transactions is measured at fair value using the Black-Scholes option pricing model. The compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus. The cumulative expenses recognized for equity-settled transactions at each reporting date represents the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. For options with graded vesting, each tranche is considered a separate grant with a different vesting date and fair
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Notes to the Consolidated Financial Statements
value, and each tranche is accounted for separately. When the stock options are exercised, the Company issues new common shares and the proceeds received net of any directly attributable transaction costs are credited to share capital.

For cash-settled plans, a corresponding liability is recognized. The fair value of employee services received is calculated by multiplying the number of units expected to vest with the fair value of one unit as of grant date based on the market price of the Company’s common shares. The fair value of the stock purchase plan is a function of the Company’s contributions. Until the liability is settled, the Company re-measures the fair value of the liability at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in income for the period. The Company has entered into equity swap agreements in order to reduce its earnings exposure related to the fluctuation in the Company’s share price relating to the DSU plans, RSU plans and PSU plan.

Restructuring, integration and acquisition costs
Restructuring costs
Restructuring costs are part of a program that is planned and controlled by management, and materially changes either the scope of a business undertaken by the Company or the manner in which that business is conducted. Restructuring costs include costs directly related to significant exit activities, such as the sale or termination of a line of business, the closure of business locations or the relocation of business activities, significant changes in management structure, or fundamental reorganizations that have a material effect on the nature and focus of the Company’s operations.

For the Company, restructuring costs include severances and other employee related costs, cost associated with the impairment of non-financial assets, including property, plant and equipment, right-of-use assets, intangible assets and inventory, and other direct costs associated with the closing or relocation of facilities, the closing of a product line or activity, or the downsizing of operations.

Restructuring costs are expensed when incurred, or when a legal or constructive obligation exists. A restructuring provision is only recognized when an obligating event has arisen.

Integration costs
Integration costs represent incremental costs directly related to the integration of recently acquired businesses in the Company’s ongoing activities. This primarily includes expenditures related to regulatory and process standardization, systems integration and other activities.

Acquisition costs
Acquisition costs represent costs directly related to business combinations, successful or not. These costs include expenses, fees, commissions and other costs associated with the collection of information, negotiation of contracts, risk assessments, and the services of lawyers, advisors and specialists.

Current and deferred income tax
Income tax expense comprises current and deferred tax. An income tax expense is recognized in income except to the extent that it relates to items recognized in OCI or directly in equity, in which case it is recognized in OCI or directly in equity, respectively.

Current tax is the amount expected to be paid or recovered from taxation authorities on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date in the countries where the Company and its subsidiaries operate and generate taxable income, and any adjustment to tax payable or receivable in respect of previous years.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized using the financial position liability method, providing for temporary differences between the tax bases of assets or liabilities and their carrying amounts in the consolidated financial statements, except for temporary differences on the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income and taxable.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, and jointly controlled entities, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized for all deductible temporary differences and carry forward of unused tax losses. The recognition of deferred tax assets are limited to the amount which is probable to be realized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that a recognized deferred tax asset will be realized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that an unrecognized deferred tax asset will be realized.
CAE Financial Report 2021 | 97

Notes to the Consolidated Financial Statements
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities which intend to settle current tax liabilities and assets on a net basis or if their tax assets and liabilities will be realized simultaneously.

Taxes on income in the interim periods are accrued by jurisdiction using the effective tax rate that would be applicable to expected total annual profit or loss of the jurisdiction.

Earnings per share
Earnings per share is calculated by dividing the net income for the period attributable to the equity holders of the Company by the weighted average number of common shares outstanding during the period. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of stock options in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period. Only the Company’s stock options have a dilutive potential on common shares.

Government participation
Government contributions are recognized when there is reasonable assurance that the contributions will be received, and all attached conditions will be complied with by the Company. Government contributions related to the acquisition of non-financial assets is recorded as a reduction of the cost of the related asset while government contributions related to current expenses is recorded as a reduction of the related expenses.

Royalty obligations
The Company receives partial funding from government entities for eligible spending related to specified R&D projects. In exchange, the Company repays a percentage of certain revenue during specified years. The initial measurement of the royalty obligation is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the funding received and the discounted value of the royalty obligation is accounted for as a government contribution. The current portion of the royalty obligation is included as part of accrued liabilities.

R&D obligations
The Company enters into loans with below market interest rates with government entities to fund a portion of eligible spending related to specified R&D projects. The initial measurement of the R&D obligation is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the funding received and the discounted value of the R&D obligation is accounted for as a government contribution R&D obligations are presented as part of the long-term debt.

Investment tax credits
Investment tax credits are deemed to be equivalent to government contributions. These government contributions are received for costs incurred in R&D projects. Investment tax credits expected to be recovered beyond 12 months are classified in Other non-current assets.

Use of judgements, estimates and assumptions
The preparation of the consolidated financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies, the reported amounts of assets and liabilities and disclosures at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses for the period reported. It also requires management to exercise its judgement in applying the Company’s accounting policies. The areas involving a high degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed below. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.

Business combinations
Business combinations are accounted for in accordance with the acquisition method. The consideration transferred and the acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. Depending on the complexity of determining these valuations, the Company either consults with independent experts or develops the fair value internally by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and the discount rate. Contingent consideration is measured at fair value using a discounted cash flow model.

Development costs
Development costs are recognized as intangible assets and are amortized over their useful lives when they meet the criteria for capitalization. Forecasted revenue and profitability for the relevant projects are used to assess compliance with the capitalization criteria and to assess the recoverable amount of the assets.

98 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
Impairment of non-financial assets
The Company’s impairment test for goodwill is based on internal estimates of the recoverable amount of the CGU or group of CGUs to which goodwill has been allocated and uses valuation models such as the discounted cash flows model (level 3). Key assumptions on which management based its determination of the recoverable amount include expected growth rates and discount rates. These estimates, including the methodology used, can have a material impact on the respective values and ultimately the amount of any goodwill impairment.

Likewise, whenever property, plant and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

Revenue recognition
Transaction price allocated to performance obligations
In allocating the transaction price for contracts with multiple performance obligations, the Company estimates the stand-alone selling price using the expected cost plus a margin approach if they are not directly observable.

Timing of satisfaction of performance obligations
For contracts where revenue is recognized over time using the cost input method, the Company applies judgement in estimating the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete as well as its revenue and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and revenue estimates is reflected in the period in which the need for a revision becomes known.

Defined benefit pension plans
The cost of defined benefit pension plans and the present value of the employee benefit obligations are determined using actuarial valuations. Actuarial valuations involve, amongst others, making assumptions about discount rates, future salary increases and mortality rates. All assumptions are reviewed at each reporting date. Any changes in these assumptions will impact the carrying amount of the employee benefit obligations and the cost of the defined benefit pension plans. In determining the appropriate discount rate, management considers the interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the specific country. Individual discount rates are derived from the yield curve and are used to determine the service cost and interest cost of the Canadian defined benefit pension plans at the beginning of the year. The present value of the employee benefit obligations for these Canadian plans is determined based on the individual discount rates derived from the yield curve at the end of the year.

Other key assumptions for pension obligations are based, in part, on current market conditions. See Note 22 for further details regarding assumptions used.

Government royalty repayments
In determining the amount of repayable government royalties, assumptions and estimates are made in relation to discount rates, expected revenues and the expected timing of revenues. Revenue projections consider past experience and represent management’s best estimate about the future. Revenues after a five-year period are extrapolated using estimated growth rates, ranging from 3.0% to 9.0%, over the period of repayments. The estimated repayments are discounted using average rates ranging from 6.0% to 12.0% based on terms of similar financial instruments. These estimates, along with the methodology used to derive the estimates, can have a material impact on the respective values and ultimately any repayable obligation in relation to government participation. A 1% increase to the growth rates would increase the royalty obligations at March 31, 2021 by approximately $2.3 million (2020 – $2.8 million). A 1% decrease to the growth rates would have an opposite impact on the royalty obligations.

Income taxes
The Company is subject to income tax laws in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. The determination of tax liabilities and assets involves uncertainties in the interpretation of complex tax regulations. The Company provides for potential tax liabilities based on the weighted average probability of the possible outcomes. Differences between actual results and those estimates could influence the income tax liabilities and deferred tax liabilities in the period in which such determinations are made.

Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against the losses that can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The recorded amount of total deferred tax assets could be altered if estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilize future tax benefits.

CAE Financial Report 2021 | 99

Notes to the Consolidated Financial Statements
Impact of the COVID-19 pandemic
The COVID-19 pandemic and the resulting measures taken in response to its spread have resulted in significant temporary disruptions to the Company business operations (Note 3). The rapidly evolving situation has created a high level of uncertainty and risk that may result in significant impacts on the Company’s business, financial performance and operations.

The uncertainties created by the COVID-19 pandemic required the use of judgements and estimates in the areas set out below. The future impact of the COVID-19 pandemic increases the risk, in future reporting periods, of material adjustments to the carrying amount of the Company’s net assets.

Goodwill impairment test
The Company performed its annual impairment test for goodwill during the fourth quarter of fiscal 2021. Goodwill is allocated to CGUs or a group of CGUs, which generally corresponds to the Company’s operating segments or one level below. The recoverable amount of each CGU is calculated using estimated cash flows derived from the Company's five-year strategic plan. Cash flows subsequent to the five-year period were extrapolated using a constant growth rate of 2% to 3%. These projections are inherently uncertain due to the fluidly evolving impact of the COVID-19 pandemic. Significant assumptions and estimates are used to determine the expected growth rates embedded in our cash flow projections and the discount rate based on observable market data during the fourth quarter.

Impairment of non-financial assets
The Company has considered the impact of the COVID-19 pandemic on its assessment of impairment indicators, which required significant judgement. The Company has reviewed its property, plant and equipment, right-of-use assets, amortizable intangible assets, investment in equity accounted investees as well as other assets such as inventories and deferred tax assets. Judgements, estimates and assumptions used were based on the available information as at March 31, 2021.

Impairment of financial assets
The Company has considered the impact of the COVID-19 pandemic on the expected credit loss of its financial instruments (mainly trade receivable and contract assets). The Company applied judgment based on the type of customers, many of which are established companies and government agencies, the segments in which such customers operate and other indicators that could lead to currently unidentified credit losses. The amount and timing of the expected credit losses, as well as the probability assigned thereto, has been based on the available information as at March 31, 2021.

Revenue recognition
The Company has considered the impact, if any, of the COVID-19 pandemic on key judgements, estimates and assumptions that affect revenue recognition, including impacts from temporary facility closures, supply chain disruptions, program execution delays, slower procurement decisions and changes to the Company’s customers’ acquisition priorities.

NOTE 2 – CHANGES IN ACCOUNTING POLICIES
New and amended standards adopted by the Company

Amendment to IFRS 3 - Business combinations
In October 2018, the IASB issued an amendment to IFRS 3 - Business combinations, which clarifies the definition of a business, with the objective of assisting entities in determining whether a transaction should be accounted for as a business combination or as an asset acquisition. The amended standard has a narrower definition of a business, which could result in the recognition of fewer business combinations than under the previous standard.

This amendment to IFRS 3 was adopted April 1, 2020 and will apply to transactions occurring subsequent to April 1, 2020.

Amendment to IFRS 16 - Leases
In May 2020, the IASB issued an amendment to IFRS 16 - Leases, with the objective of providing practical relief to lessees in accounting for rent concessions arising as a result of the COVID-19 pandemic. The amendment introduces an optional practical expedient for lessees to not account for rent concessions as lease modifications if they are a direct consequence of the COVID-19 pandemic and meet certain conditions.

This amendment to IFRS 16 was adopted effective on April 1, 2020. The Company has elected to apply the practical expedient. The adoption of this amendment had no material impact on the consolidated financial statements.

100 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
New and amended standards not yet adopted by the Company

Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 – Interest rate benchmark reform – Phase 2
In August 2020, the IAS issued an amendment to IFRS 9 – Financial instruments, IAS 39 – Financial instruments: recognition and measurement, IFRS 7 – Financial instrument: disclosures, IFRS 4 – Insurance contracts and IFRS 16 – Leases. The amendments address issues that arise from implementation of Interbank Offered Rate (IBOR) reform, where IBORs are replaced with alternative benchmark rates. For financial instruments at amortized cost, the amendments introduce a practical expedient such that if a change in the contractual cash flows is as a result of IBOR reform and occurs on an economically equivalent basis, the change will be accounted for by updating the effective interest rate with no immediate gain or loss recognized. The amendments also provide additional temporary relief from applying specific IAS 39 hedge accounting requirements to hedging relationships affected by IBOR reform and will require disclosure of information about new risks arising from the reform and how the transition to alternative benchmark rates will be managed.

For the Company, amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 will be effective for the fiscal period beginning on April 1, 2021. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

NOTE 3 – IMPACT OF THE COVID-19 PANDEMIC

The COVID-19 pandemic has created unprecedented uncertainty in the global economy, the global air transportation environment, air passenger travel and to CAE’s business. Several of its customers are facing significant challenges, with airlines and, to a lesser extent, business jet operators having to ground many aircraft in response to travel bans, border restrictions, and lower demand for air travel. The Company continues to take measures to protect the health and safety of its employees, work with its customers to minimize potential disruptions and support its community in addressing the challenges posed by this global pandemic. This outbreak has had an important and immediate impact on all its businesses throughout fiscal 2021, especially in the Civil Aviation Training Solutions segment, as a result of an unprecedented shock to demand together with significant disruptions to its own operations, including temporary facility closures, supply chain disruptions, program execution delays, slower procurement decisions and changes to its customers’ acquisition priorities. The global roll-out of vaccines to combat COVID-19 is encouraging, however, renewed quarantine measures and border restrictions to contain the spread of the virus continue to impact CAE's customers and businesses.

For the Civil Aviation Training Solutions segment, the impacts of the COVID-19 pandemic started at the end of the fourth quarter of fiscal 2020 and resulted in the temporary closure of certain training centre operations, lower utilization of its simulators in the network due to reduced demand from aviation customers and interruptions in the execution of its backlog. At the worst point during the first quarter of fiscal 2021, more than half of its Civil training locations worldwide had totally suspended operations or operated at significantly reduced capacity. However, by the end of June 2020, all previously closed training locations had re-opened at full or reduced capacities, and opening hours gradually resumed to normal. The Company began to see some recoveries in training utilization starting in the second quarter of fiscal 2021 with gradual improvements continuing through the fourth quarter, especially in its business aviation training business, however, it remains operating at significantly lower levels than the prior year.

For the Defence and Security segment, delays in the awarding of new contracts and in the execution and advancement of certain programs continue to be experienced.

For the Healthcare segment, customers continue to be focused on managing the acute operational demands of this healthcare crisis, which resulted in less budget for normal operations and training projects.

Throughout the year, the Company operated with several flexible measures implemented to protect its financial position and preserve liquidity, including the reduction of capital expenditures and R&D investments, strict cost containment measures, salary freezes, temporary salary reductions in the first half of fiscal 2021, reduced work weeks, layoffs, a suspension of its common share dividend and share repurchase plan, obtaining payment deferrals on certain government royalty and R&D obligations, as well as applying for government support programs where eligible. Additionally, the Company has worked with defence customers to secure more favorable terms for milestone payments and with suppliers for extended payment terms.
CAE Financial Report 2021 | 101

Notes to the Consolidated Financial Statements
NOTE 4 – BUSINESS COMBINATIONS
Year ended March 31, 2021
Flight Simulation Company B.V.
On November 16, 2020, the Company acquired the shares of Flight Simulation Company B.V. (FSC) for cash consideration (net of cash acquired) of $105.2 million, subject to purchase price adjustments. FSC is a provider of training solutions as well as instructor provisioning in Europe for airline and cargo operators. The acquisition provides the Company with an expanded portfolio of customers and an established recurring training business which is complementary to its network.

Merlot Aero Limited
On December 22, 2020, the Company acquired the shares of Merlot Aero Limited (Merlot) for cash consideration (net of cash acquired) of $31.7 million and a long-term contingent cash consideration payable of up to US$10 million if certain criteria are met. Merlot is a leading civil aviation crew management and optimization software company based in Auckland, New Zealand. This acquisition expands the Company's reach beyond pilot training and into the market for digitally-enabled crew optimization services.

TRU Simulation + Training Canada Inc.
On January 26, 2021, the Company acquired the shares of TRU Simulation + Training Canada Inc. (TRU Canada) for cash consideration (net of cash acquired) of $49.6 million, subject to purchase price adjustments. TRU Canada is a manufacturer of full⁃flight simulators and flight training devices. The acquisition expands the Company’s global installed base of commercial flight simulators and customers, and the addressable market for simulator lifecycle support services and also provides the Company with a backlog of simulator orders, full-flight simulators and access to a number of airline customers globally, as well as a 33.3% equity interest in TRU Flight Training Iceland ehf, a joint venture training centre with Iceland Air, located in Iceland.

The determination of the fair value of the net assets acquired and liabilities assumed arising from the acquisitions are as follows:

Total
Current assets, excluding cash on hand	$128.8
Current liabilities	(132.5)
Property, plant and equipment	8.5
Right-of-use assets	62.6
Intangible assets	219.8
Investment in equity accounted investees	4.1
Deferred tax	0.7
Other non-current assets	0.5
Long-term debt, including current portion	(73.0)
Other non-current liabilities	(20.1)
Fair value of net assets acquired, excluding cash acquired	$199.4
Cash acquired	6.0
Total purchase consideration	$205.4
Net short-term payable	(1.1)
Settlement of pre-existing relationship	(0.3)
Fair value of long-term contingent cash consideration payable	(11.5)
Total cash consideration paid on acquisition date	$192.5

The fair value of the acquired identifiable intangible assets amount to $219.8 million and consists of goodwill of $169.0 million (non deductible for tax purposes), customer relationships of $47.9 million and other intangible assets of $2.9 million.

The fair value and the gross contractual amount of the acquired accounts receivable were $14.6 million.

Total acquisition costs incurred during fiscal 2021 relating to these acquisitions are included in Restructuring, integration and acquisition costs in the consolidated income statement (Note 8).

The net assets acquired, including intangible assets, of FSC, Merlot and TRU Canada are included in the Civil Aviation Training Solutions segment. The goodwill arising from these acquisitions is mainly attributable to the expansion of CAE’s installed base of commercial flight simulators, the expansion of the Company’s reach into the market for digitally-enabled crew optimization services, market capacity consolidation and expected synergies from combining operations.

As at March 31, 2021, the purchase price allocation for FSC, Merlot and TRU Canada were preliminary.

102 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
Year ended March 31, 2020
Pelesys Learning Systems Inc.
On April 26, 2019, the Company acquired the remaining 55% equity interest in Pelesys Learning Systems Inc. (Pelesys) for cash consideration (net of cash acquired) of $4.0 million and a long-term payable of $5.7 million.

Pelesys is a global leader in the provision of aviation training solutions and courseware. The acquisition strengthens the Company’s courseware offering and consolidates its cadet-to-captain training delivery across its global network. Prior to this transaction, the Company's 45% ownership interest in Pelesys was accounted for using the equity method.

Luftfartsskolen AS
On June 26, 2019, the Company acquired the shares of Luftfartsskolen AS, an ab-initio flight school located in Oslo, Norway, for cash consideration (net of cash acquired) of $3.5 million. This acquisition strengthens the Company’s leadership and global reach in civil aviation training by growing its flight academy network.

The purchase prices of Pelesys and Luftfartsskolen AS are mainly allocated to goodwill and intangible assets. The net assets, including intangibles, arising from these acquisitions are included in Civil Aviation Training Solutions segment.

Other
On November 12, 2019, the Company invested in a healthcare software company that enables increased efficiency of learning. The investment is in the form of a controlling 50% equity interest, for cash consideration of $0.9 million.

During the year ended March 31, 2020, the Company completed its final assessment of the fair value of assets acquired and liabilities assumed of all acquisitions realized in fiscal 2020 and those of Avianca’s Training Business, Logitude, the Indian Training Centres and Bombardier’s Business Aircraft Training Business which were acquired during the year ended March 31, 2019. Adjustments to the determination of net identifiable assets acquired and liabilities assumed for acquisitions realized in the year ended March 31, 2019 resulted in an increase of intangible assets of $6.2 million, a decrease of deferred tax assets of $4.7 million and a decrease of other net assets of $1.5 million.

During the year ended March 31, 2020, an additional net cash consideration of $1.7 million was paid for acquisitions realized during the year ended March 31, 2019.
CAE Financial Report 2021 | 103

Notes to the Consolidated Financial Statements
NOTE 5 – L3HARRIS’ MILITARY TRAINING BUSINESS

L3Harris’ Military Training business
On March 1, 2021, the Company announced that it had entered into a definitive agreement to acquire L3Harris’ Military Training business for US$1.05 billion, subject to purchase price adjustments. The L3Harris Military Training business includes Link Simulation & Training, Doss Aviation and AMI. Link Simulation & Training is one of the leading providers of military training solutions in the U.S., Doss Aviation is the provider of initial flight training to the United States Air Force, and AMI is a design and manufacturing facility for simulator hardware. Subject to completion, the acquisition will expand the Company’s position as a platform-agnostic training systems integrator by diversifying its training and simulation leadership in the air domain, complementing land and naval training solutions, and enhancing its training and simulation capabilities in space and cyber. The closing of the acquisition is expected in the second half of calendar year 2021, subject to regulatory approvals and other customary closing conditions.

Private placements of subscription receipts
On March 4, 2021, the Company completed a private placement of 22,400,000 subscription receipts at a price of $31.25 per receipt for aggregate gross proceeds of $700.0 million. As at March 31, 2021, the cash proceeds from the issuance of the subscription receipts were held by an escrow agent, in a restricted account, pending the fulfilment or waiver of all outstanding conditions precedent to the closing of the L3Harris Military Training acquisition. The restricted account is included in Restricted funds for subscription receipts deposit with a corresponding Liabilities for subscription receipts in the consolidated statement of financial position. As the funds were not directly received by the Company, they were not presented in the consolidated statement of cash flows.

As at March 31
2021
Gross proceeds	$700.0
Interest earned on escrowed proceeds	0.1
Restricted funds for subscription receipts deposit	$700.1
Accrued commitment fee	14.0
Liabilities for subscription receipts	$714.1

Each subscription receipt will entitle the holder to receive one common share of the Company as well as a commitment fee of 4% of the aggregate gross proceeds upon and subject to closing of the L3Harris Military Training acquisition. In the event the acquisition does not close, holders of the subscription receipts will be entitled to a full return of their gross proceeds together with any interest earned thereon and a portion of the commitment fee. The accrued commitment fee, which amounts to $14.0 million, represents the portion of the fee that is not contingent on the closing of the acquisition, and has been recorded as a deduction from equity, less income tax recovery of $3.7 million. An additional $14.0 million is contingent on, and payable at, the closing of the acquisition and therefore was not accrued as at March 31, 2021. Other issuance-related costs amounted to $3.0 million and have been recorded as a deduction from equity, less income tax recovery of $0.8 million.

Hedging
In order to mitigate the potential impact on the purchase price of variations in the foreign exchange rate, the Company entered into forward foreign currency contracts to hedge a portion of the purchase price of the L3Harris Military Training acquisition (US$800 million). The Company applied hedge accounting and the change in fair value of these financial instruments, which resulted in a loss of $7.7 million, was recorded in other comprehensive income as at March 31, 2021.
104 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
NOTE 6 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION
The Company elected to organize its operating segments principally on the basis of its customer markets. The Company manages its operations through its three segments. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker.

The Company has decided to disaggregate revenue from contracts with customers by segment, by products and services and by geographic regions as the Company believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

Results by segment
In the fourth quarter of fiscal 2021, the Company revised its segment profitability measure to better reflect how management evaluates the performance of its operating segments. The Company has retrospectively revised the comparative period to conform to the current definition and presentation.

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is adjusted segment operating income. Adjusted segment operating income is calculated by taking operating income and excluding restructuring, integration and acquisition costs, and impairments and other gains and losses arising from significant strategic transactions or material events, which gives an indication of the profitability of each segment because it does not include the impact of items not specifically related to the segment’s performance. For the years ended March 31, 2021 and 2020, impairments and other gains and losses arising from significant strategic transactions or material events consist of impairment of goodwill and impairments and other gains and losses incurred in relation to the COVID-19 pandemic. The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s consolidated financial statements. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is based on a proportion of each segment’s cost of sales and revenue.

	Civil Aviation		Defence
	Training Solutions		and Security		Healthcare			Total
	2021	2020	2021	2020	2021	2020	2021	2020
External revenue	$1,412.9	$2,167.5	$1,217.1	$1,331.2	$351.9	$124.5	$2,981.9	$3,623.2
Depreciation and amortization	242.9	232.8	54.3	58.2	22.3	14.4	319.5	305.4
Impairment of non-financial assets – net	119.9	3.1	43.2	8.1	8.6	37.7	171.7	48.9
Impairment of accounts receivable – net	8.9	5.4	—	—	0.9	0.1	9.8	5.5
Share of after-tax profit (loss) of equity accounted investees	5.2	18.3	(2.5)	9.2	—	—	2.7	27.5
Operating income (loss)	6.5	473.3	15.5	104.8	26.4	(41.0)	48.4	537.1
Adjusted segment operating income (loss)	164.3	479.4	87.0	114.5	29.3	(3.5)	280.6	590.4

Reconciliation of adjusted segment operating income is as follows:

	Civil Aviation		Defence
	Training Solutions		and Security		Healthcare			Total
	2021	2020	2021	2020	2021	2020	2021	2020
Operating income (loss)	$6.5	$473.3	$15.5	$104.8	$26.4	$(41.0)	$48.4	$537.1
Restructuring, integration and acquisition costs (Note 8)	76.1	6.1	45.0	9.7	2.9	—	124.0	$15.8
Impairment of goodwill (Note 29)	—	—	—	—	—	37.5	—	$37.5
Impairments and other gains and losses incurred
in relation to the COVID-19 pandemic(1)	81.7	—	26.5	—	—	—	108.2	$—
Adjusted segment operating income (loss)	$164.3	$479.4	$87.0	$114.5	$29.3	$(3.5)	$280.6	$590.4
(1) Mainly from impairment charges on non-financial assets of $103.5 million (Note 7). This reconciling item does not adjust for COVID-19 government support programs credited to income of $127.4 million (Note 28).

Capital expenditures by segment, which consist of additions to property, plant and equipment and intangible assets, are as follows:

	2021	2020
Civil Aviation Training Solutions	$116.7	$296.3
Defence and Security	27.5	74.8
Healthcare	19.4	12.9
Total capital expenditures	$163.6	$384.0

CAE Financial Report 2021 | 105

Notes to the Consolidated Financial Statements
Assets and liabilities employed by segment
The Company uses assets employed and liabilities employed to assess resources allocated to each segment. Assets employed include accounts receivable, contract assets, inventories, prepayments, property, plant and equipment, right-of-use assets, intangible assets, investment in equity accounted investees, derivative financial assets and other non-current assets. Liabilities employed include accounts payable and accrued liabilities, provisions, contract liabilities, derivative financial liabilities and other non-current liabilities.

Assets and liabilities employed by segment are reconciled to total assets and liabilities as follows:

	2021	2020
Assets employed
Civil Aviation Training Solutions	$4,847.5	$5,089.5
Defence and Security	1,561.9	1,767.5
Healthcare	250.2	253.9
Assets not included in assets employed	2,088.8	1,372.7
Total assets	$8,748.4	$8,483.6
Liabilities employed
Civil Aviation Training Solutions	$1,039.4	$1,219.9
Defence and Security	540.5	613.5
Healthcare	159.3	45.9
Liabilities not included in liabilities employed	3,796.4	4,026.0
Total liabilities	$5,535.6	$5,905.3

Products and services information
The Company's revenue from external customers for its products and services are as follows:

	2021	2020
Products	$1,359.7	$1,537.0
Training and services	1,622.2	2,086.2
Total external revenue	$2,981.9	$3,623.2

Geographic information
The Company markets its products and services globally. Revenues are attributed to geographical regions based on the location of customers. Non-current assets other than financial instruments and deferred tax assets are attributed to geographical regions based on the location of the assets, excluding goodwill. Goodwill is presented by geographical regions based on the Company’s allocation of the related purchase price.

	2021	2020
External revenue
Canada	$455.9	$323.2
United States	1,324.2	1,541.8
United Kingdom	137.7	208.8
Rest of Americas	55.0	127.7
Europe	553.2	631.7
Asia	381.4	707.1
Oceania and Africa	74.5	82.9
	$2,981.9	$3,623.2

	2021	2020
Non-current assets other than financial instruments and deferred tax assets
Canada	$1,459.1	$1,449.4
United States	1,571.1	1,845.5
United Kingdom	358.8	403.4
Rest of Americas	205.6	250.4
Europe	906.2	801.0
Asia	501.6	586.9
Oceania and Africa	81.8	35.1
	$5,084.2	$5,371.7

106 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
NOTE 7 – OTHER (GAINS) AND LOSSES

	2021	2020
Impairment of non-financial assets	$103.5	$—
Net gain on foreign currency exchange differences	(17.2)	(41.6)
Impairment of goodwill (Note 29)	—	37.5
Other	5.4	(12.7)
Other (gains) and losses	$91.7	$(16.8)
Impairment of non-financial assets
Given the negative impacts of the COVID-19 pandemic on the global economy, the Company’s main markets, its product offering and its customers, the Company considered the evolving conditions and impacts from the COVID-19 pandemic as part of its review of impairment indicators for non-financial assets. As a result of these reviews, the Company recorded impairment charges totaling $103.5 million during the year ended March 31, 2021.

For the Civil Aviation Training Solutions segment, the reduced demand from aviation customers, shifts in aircraft fleet type operated by its customers and reduced activity in helicopter training in relation to the COVID-19 pandemic resulted in impairment charges of $46.7 million of property, plant and equipment, mostly simulators and parts, $22.2 million of intangible assets, including capitalized development costs and customer relationships, and $11.2 million of inventories.

For the Defence and Security segment, the market was impacted by the evolving conditions of the COVID-19 pandemic which led to changes in customers focus and in the expected recoverability of certain technologies and products and resulted in impairment charges of $12.6 million of intangible assets, mostly capitalized development costs, and $10.8 million of inventories.

Other
For the year ended March 31, 2021, other gains and losses include a net remeasurement gain of $12.7 million from payment deferrals obtained from governments on certain R&D and royalty obligations as part of their economic response to the COVID-19 pandemic. Also included are costs of $7.4 million for purchases of personal protective equipment for the Company’s employees and customers, additional provisions and other costs resulting directly from the Company’s response to the COVID-19 pandemic.

For the year ended March 31, 2020, other gains and losses include a remeasurement gain of $13.4 million, due to the decrease in fair value of a contingent consideration liability incurred in connection with a fiscal 2018 business combination.

NOTE 8 – RESTRUCTURING, INTEGRATION AND ACQUISITION COSTS

	2021	2020
Integration and acquisition costs	$6.9	$6.1
Impairment of non-financial assets	59.5	7.0
Severances and other employee related costs	42.9	2.7
Other costs	14.7	—
Total restructuring, integration and acquisition costs	$124.0	$15.8

On August 12, 2020, the Company announced that it would be taking additional measures to best serve the market by optimizing its global asset base and footprint, adapting its global workforce and adjusting its business to correspond with the expected lower level of demand for certain of its products and services. As a result of these measures, the Company has implemented a restructuring program consisting mainly of real estate costs, asset relocations and other direct costs related to the optimization of its footprint and employee termination benefits.

Impairment of non-financial assets incurred in relation to this restructuring program primarily includes impairment of property, plant and equipment of training devices determined to be in surplus, intangible assets related to the termination of certain product offerings, and buildings and right-of-use assets related to leased real estate facilities to align with the optimization of the Company’s footprint and asset base.

For the year ended March 31, 2021, restructuring, integration and acquisition costs also include $4.3 million of acquisition-related costs associated with the L3Harris Military Training business acquisition, which is expected to close in the second half of calendar 2021 (Note 5).

For the year ended March 31, 2020, restructuring, integration and acquisition costs are composed of $6.1 million related to the integration of Bombardier's Business Aircraft Training Business acquired in fiscal 2019 and costs of $9.7 million incurred in the Defence and Security segment following changes made in the segment organization and the review of certain product offerings.

CAE Financial Report 2021 | 107

Notes to the Consolidated Financial Statements
NOTE 9 – FINANCE EXPENSE – NET

	2021	2020
Finance expense:
Long-term debt (other than lease liabilities)	$100.2	$105.1
Lease liabilities	21.4	23.3
Royalty obligations	9.8	10.0
Employee benefits obligations (Note 22)	6.5	5.6
Other	13.7	15.5
Borrowing costs capitalized	(2.9)	(3.6)
Finance expense	$148.7	$155.9
Finance income:
Loans and investment in finance leases	$(10.6)	$(8.3)
Other	(2.5)	(3.2)
Finance income	$(13.1)	$(11.5)
Finance expense – net	$135.6	$144.4

NOTE 10 – INCOME TAXES
Income tax expense
The reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

	2021	2020
(Loss) earnings before income taxes	$(87.2)	$392.7
Canadian statutory income tax rates	26.53%	26.64%
Income taxes at Canadian statutory rates	$(23.1)	$104.6
Effect of differences in tax rates in other jurisdictions	(5.8)	(19.9)
Unrecognized tax benefits and tax benefits not previously recognized	3.2	3.4
Non-taxable revenues	(4.8)	(6.2)
Tax impact on after-tax profit of equity accounted investees	(1.1)	(6.1)
Prior years' tax adjustments	(6.3)	(4.9)
Other	(1.8)	2.9
Income tax (recovery) expense	$(39.7)	73.8

The Company's applicable tax rate corresponds to the combined Canadian tax rates applicable in the provinces where the Company operates. The decrease is due to a change in the tax rates and the allocation of income in the jurisdictions it operates.

Significant components of the provision for the income tax expense are as follows:

	2021	2020
Current income tax (recovery) expense:
Current year	$8.6	$65.1
Prior years' tax adjustments	(15.0)	5.8
Deferred income tax (recovery) expense:
Tax benefit not previously recognized used to reduce the deferred tax expense	(5.2)	(2.8)
Change in income tax rates	(0.8)	(1.0)
Origination and reversal of temporary differences	(27.3)	6.7
Income tax (recovery) expense	$(39.7)	$73.8

108 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
Deferred tax assets and liabilities
During the year ended March 31, 2021, movements in temporary differences are as follows:

						Foreign
	Balance					currency
	beginning	Recognized	Recognized	Recognized	Business	exchange	Balance
	of year	in income	in OCI	in equity	combinations	differences	end of year
Non-capital loss carryforwards	$33.4	$12.0	$—	$—	$2.4	$0.3	$48.1
Unclaimed research & development expenditures	64.4	5.8	—	—	0.6	—	70.8
Capital loss carryforwards	1.4	(0.3)	—	—	—	—	1.1
Investment tax credits	(70.0)	(6.4)	—	—	—	—	(76.4)
Property, plant and equipment and right-of-use of assets	(88.4)	(5.8)	—	—	6.9	12.1	(75.2)
Intangible assets	(93.0)	9.0	—	—	(11.5)	3.0	(92.5)
Deferred revenues, contract assets and contract liabilities	(15.9)	6.4	—	—	11.2	(0.2)	1.5
Foreign currency exchange difference	(2.3)	2.7	(1.6)	—	—	(0.2)	(1.4)
Derivative financial assets and liabilities	25.5	(18.9)	(13.0)	—	—	(0.1)	(6.5)
Defined benefit obligation	53.1	4.5	(0.3)	—	—	(0.1)	57.2
Amounts not currently deductible	42.7	33.2	—	—	(8.9)	(2.0)	65.0
Other	(17.0)	(8.9)	—	15.7	—	(0.1)	(10.3)
Net deferred income tax (liabilities) assets	$(66.1)	$33.3	$(14.9)	$15.7	$0.7	$12.7	$(18.6)

During the year ended March 31, 2020, movements in temporary differences are as follows:

					Foreign
	Balance				currency
	beginning	Recognized	Recognized	Business	exchange	Balance
	of year	in income	in OCI	combinations	differences	end of year
Non-capital loss carryforwards	$35.2	$(1.2)	$—	$—	$(0.6)	$33.4
Unclaimed research & development expenditures	45.1	19.3	—	—	—	64.4
Capital loss carryforwards	0.7	0.7	—	—	—	1.4
Investment tax credits	(74.1)	4.1	—	—	—	(70.0)
Property, plant and equipment and right-of-use of assets	(67.4)	(11.2)	—	(3.1)	(6.7)	(88.4)
Intangible assets	(87.4)	(1.9)	—	(2.9)	(0.8)	(93.0)
Deferred revenues, contract assets and contract liabilities	2.0	(18.9)	—	—	1.0	(15.9)
Foreign currency exchange difference	(13.9)	(2.1)	13.3	—	0.4	(2.3)
Derivative financial assets and liabilities	0.2	15.6	9.7	—	—	25.5
Defined benefit obligation	55.4	0.1	(3.6)	—	1.2	53.1
Amounts not currently deductible	41.6	1.5	—	(0.6)	0.2	42.7
Other	(7.6)	(8.9)	—	—	(0.5)	(17.0)
Net deferred income tax (liabilities) assets	$(70.2)	$(2.9)	$19.4	$(6.6)	$(5.8)	$(66.1)

As at March 31, 2021, net deferred tax assets of $85.8 million (2020 – $27.8 million) were recognized in jurisdictions that incurred losses this fiscal year or the preceding fiscal year. Based upon the level of historical taxable income or projections for future taxable income, management believes it is probable that the Company will realize the benefits of these net deferred tax assets.

As at March 31, 2021, a deferred income tax liability on taxable temporary differences of $2,439.9 million (2020 – $2,544.3 million) related to investments in subsidiaries and interests in joint ventures has not been recognized, because the Company controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future.
The non-capital losses incurred in various jurisdictions expire as follows:

Expiry date	Unrecognized	Recognized
2022 - 2026	$72.3	$7.2
2027 - 2040	51.7	68.2
No expiry date	64.7	113.2
	$188.7	$188.6

As at March 31, 2021, the Company has $107.4 million (2020 – $149.9 million) of deductible temporary differences for which deferred tax assets have not been recognized. These amounts will reverse during a period of up to 25 years.
CAE Financial Report 2021 | 109

Notes to the Consolidated Financial Statements
NOTE 11 – SHARE CAPITAL, EARNINGS PER SHARE AND DIVIDENDS
Share capital
Authorized and issued shares
The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

As at March 31, 2021, the number of common shares issued and fully paid was 293,355,463 (2020 – 265,619,627).

Issuance of common shares
On November 30, 2020, the Company completed a public equity offering and a concurrent private placement of 16,594,126 common shares at a price of $29.85 per share for aggregate gross proceeds of $495.3 million.

On March 12, 2021, the Company completed a marketed public equity offering of 10,454,545 common shares at a price of $34.29 (US$27.50) per share for gross proceeds of $358.5 million.

Total issuance-related costs of the equity offerings amounted to $42.3 million, less income tax recovery of $11.2 million.

Repurchase and cancellation of common shares
On February 7, 2020, the Company announced the renewal of the normal course issuer bid (NCIB) to purchase up to 5,321,474 of its common shares. The NCIB began on February 25, 2020 and ended on February 24, 2021. Purchases were made on the open market plus brokerage fees through the facilities of the TSX and/or alternative trading systems at the prevailing market price at the time of the transaction, in accordance with the TSX’s applicable policies. All common shares purchased pursuant to the NCIB were cancelled. On April 6, 2020, the Company announced that it had temporarily suspended its NCIB in response to the COVID-19 pandemic (Note 3). The NCIB has since expired and has not been renewed.

During the year ended March 31, 2021, no common shares were repurchased and cancelled under the NCIB (2020 ‑ 1,493,331 common shares at a weighted average price of $33.22 per share for a total consideration of $49.6 million).

Earnings per share computation
The denominators for the basic and diluted earnings per share computations are as follows:

	2021	2020
Weighted average number of common shares outstanding	272,009,538	265,951,131
Effect of dilutive stock options	—	1,644,353
Weighted average number of common shares outstanding for diluted earnings per share calculation	272,009,538	267,595,484

As at March 31, 2021, stock options to acquire 7,476,902 common shares (2020 – 1,293,200) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

Dividends
On April 6, 2020, the Company announced that it had temporarily suspended its common share dividends in response to the COVID-19 pandemic (Note 3).

During the year ended March 31, 2021, no dividends were declared (2020 – $114.3 million or $0.43 per share).
110 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
NOTE 12 – ACCOUNTS RECEIVABLE
Details of accounts receivable are as follows:

	2021	2020
Current trade receivables	$180.3	$215.1
Past due trade receivables
1-30 days	48.2	95.7
31-60 days	22.7	27.8
61-90 days	11.8	34.1
Greater than 90 days	139.5	105.3
Total trade receivables	$402.5	$478.0
Investment in finance leases (Note 17)	13.6	16.8
Receivables from related parties (Note 35)	29.4	45.8
Other receivables	107.5	53.0
Credit loss allowances	(34.4)	(27.5)
Total accounts receivable	$518.6	$566.1

Changes in credit loss allowances are as follows:

	2021	2020
Credit loss allowances, beginning of year	$(27.5)	$(22.0)
Additions	(15.7)	(7.4)
Amounts charged off	6.3	0.8
Unused amounts reversed	0.4	1.8
Foreign currency exchange differences	2.1	(0.7)
Credit loss allowances, end of year	$(34.4)	$(27.5)

NOTE 13 – BALANCE FROM CONTRACTS WITH CUSTOMERS
Net contract liabilities are as follows:

	2021	2020
Contract assets	$461.9	$569.3
Contract liabilities - current	(674.7)	(746.2)
Contract liabilities - non-current	(96.2)	(83.3)
Net contract liabilities	$(309.0)	$(260.2)
During the year ended March 31, 2021, the Company recognized revenue of $517.7 million (2020 – $532.2 million) that was included in the contract liability balance at the beginning of the year.
During the year ended March 31, 2021, the Company recognized a reversal of revenue of $8.9 million (2020 – revenue of $29.8 million) related to performance obligations satisfied in previous years. This primarily relates to estimate at completion adjustments that impacted revenue and measures of completion.
Remaining performance obligations
As at March 31, 2021, the amount of the revenues expected to be realized in future years from performance obligations that are unsatisfied, or partially unsatisfied, was $4,438.7 million. The Company expects to recognize approximately 35% of these remaining performance obligations as revenue by March 31, 2022, an additional 21% by March 31, 2023 and the balance thereafter.

NOTE 14 – INVENTORIES

	2021	2020
Work in progress	$446.0	$405.1
Raw materials, supplies and manufactured products	201.8	211.1
Total inventories	$647.8	$616.2

During the year ended March 31, 2021, use of inventory recognized in cost of sales amounted to $394.9 million (2020 ‑ $500.3 million), and impairment of inventories to net realizable value amounted to $34.0 million (2020 – $6.4 million).

CAE Financial Report 2021 | 111

Notes to the Consolidated Financial Statements
NOTE 15 – PROPERTY, PLANT AND EQUIPMENT

			Machinery		Assets
	Buildings		and		under
(amounts in millions)	and land	Simulators	equipment	Aircraft	construction	Total
Net book value as at April 1, 2019	$241.7	$1,450.3	$51.5	$54.8	$145.0	$1,943.3
Additions	31.0	27.3	13.9	11.3	207.1	290.6
Additions – business combinations (Note 4)	0.1	—	0.1	0.6	—	0.8
Disposals	(0.1)	(0.5)	—	(0.1)	—	(0.7)
Depreciation	(17.7)	(105.0)	(17.9)	(5.0)	—	(145.6)
Impairment	—	(1.8)	—	—	—	(1.8)
Transfers and others	2.2	155.0	2.8	4.6	(151.6)	13.0
Foreign currency exchange differences	5.6	44.0	1.0	3.1	0.7	54.4
Net book value as at March 31, 2020	$262.8	$1,569.3	$51.4	$69.3	$201.2	$2,154.0
Additions	16.2	13.4	13.4	19.1	45.5	107.6
Additions – business combinations (Note 4)	0.3	7.9	0.3	—	—	8.5
Disposals	—	(1.9)	(0.1)	(0.4)	(1.6)	(4.0)
Depreciation	(19.8)	(113.3)	(15.9)	(5.8)	—	(154.8)
Impairment	—	(76.7)	—	—	—	(76.7)
Transfers and others	36.1	145.3	1.4	0.6	(97.3)	86.1
Foreign currency exchange differences	(13.5)	(120.9)	(2.2)	(6.7)	(8.0)	(151.3)
Net book value as at March 31, 2021	$282.1	$1,423.1	$48.3	$76.1	$139.8	$1,969.4

			Machinery		Assets
	Buildings		and		under
(amounts in millions)	and land	Simulators	equipment	Aircraft	construction	Total
Cost	$490.0	$2,191.1	$203.1	$82.2	$201.2	$3,167.6
Accumulated depreciation and impairment	(227.2)	(621.8)	(151.7)	(12.9)	—	(1,013.6)
Net book value as at March 31, 2020	$262.8	$1,569.3	$51.4	$69.3	$201.2	$2,154.0
Cost	$513.8	$2,140.6	$192.9	$91.9	$139.8	$3,079.0
Accumulated depreciation and impairment	(231.7)	(717.5)	(144.6)	(15.8)	—	(1,109.6)
Net book value as at March 31, 2021	$282.1	$1,423.1	$48.3	$76.1	$139.8	$1,969.4

During the year ended March 31, 2021, depreciation of $152.4 million (2020 – $142.8 million) has been recorded in cost of sales, $0.5  million (2020 – $0.8 million) in research and development expenses and $1.9 million (2020 – $2.0 million) in selling, general and administrative expenses.

112 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
NOTE 16 – INTANGIBLE ASSETS

		Capitalized			ERP and	Other
(amounts in millions)	Goodwill	development	Customer		other	intangible
	(Note 29)	costs	relationships	Licenses	software	assets	Total
Net book value as at March 31, 2019	$1,067.7	$210.6	$322.8	$324.4	$70.7	$31.7	$2,027.9
Additions – internal development	—	86.2	—	—	12.0	—	98.2
Additions – acquired separately	—	—	—	1.8	—	0.6	2.4
Additions – business combinations (Note 4)	20.1	5.8	13.0	(7.0)	—	—	31.9
Amortization	—	(39.6)	(34.7)	(12.8)	(14.1)	(4.9)	(106.1)
Impairment	(37.5)	(3.2)	—	—	—	—	(40.7)
Transfers and others	—	(11.1)	2.9	(2.7)	4.1	—	(6.8)
Foreign currency exchange differences	35.0	0.8	8.0	5.0	0.3	0.6	49.7
Net book value as at March 31, 2020	$1,085.3	$249.5	$312.0	$308.7	$73.0	$28.0	$2,056.5
Additions – internal development	—	48.6	—	—	6.8	—	55.4
Additions – acquired separately	—	—	—	—	—	0.6	0.6
Additions – business combinations (Note 4)	169.0	—	47.9	—	0.7	2.2	219.8
Amortization	—	(44.6)	(29.7)	(17.6)	(13.4)	(4.0)	(109.3)
Impairment	—	(41.4)	(9.3)	—	—	(1.1)	(51.8)
Transfers and others	—	5.3	(0.9)	(0.9)	(1.4)	0.4	2.5
Foreign currency exchange differences	(81.1)	(1.7)	(22.5)	(10.8)	(0.5)	(1.3)	(117.9)
Net book value as at March 31, 2021	$1,173.2	$215.7	$297.5	$279.4	$65.2	$24.8	$2,055.8

		Capitalized			ERP and	Other
	Goodwill	development	Customer		other	intangible
	(Note 29)	costs	relationships	Licenses	software	assets	Total
Cost	$1,122.8	$454.2	$486.1	$326.2	$213.3	$98.3	$2,700.9
Accumulated amortization and impairment	(37.5)	(204.7)	(174.1)	(17.5)	(140.3)	(70.3)	(644.4)
Net book value as at March 31, 2020	$1,085.3	$249.5	$312.0	$308.7	$73.0	$28.0	$2,056.5
Cost	$1,210.7	$433.6	$482.6	$313.6	$215.6	$94.6	$2,750.7
Accumulated amortization and impairment	(37.5)	(217.9)	(185.1)	(34.2)	(150.4)	(69.8)	(694.9)
Net book value as at March 31, 2021	$1,173.2	$215.7	$297.5	$279.4	$65.2	$24.8	$2,055.8

During the year ended March 31, 2021, amortization of $63.8 million (2020 – $65.8 million) has been recorded in cost of sales, $43.6 million (2020 – $38.5 million) in research and development expenses and $1.9 million (2020 – $1.8 million) in selling, general and administrative expenses.
CAE Financial Report 2021 | 113

Notes to the Consolidated Financial Statements
NOTE 17 – LEASES
Leases as lessee

Right-of-use assets

			Machinery
	Buildings		and
	and land	Simulators	equipment	Aircraft	Total
Net book value as at April 1, 2019	$241.8	$183.7	$7.3	$—	$432.8
Additions and remeasurements	30.1	(3.4)	0.6	—	27.3
Additions – business combinations (Note 4)	1.1	—	—	0.4	1.5
Depreciation	(25.3)	(20.1)	(3.1)	(0.2)	(48.7)
Transfers and others	(1.0)	(25.3)	0.2	—	(26.1)
Foreign currency exchange differences	5.2	3.9	—	—	9.1
Net book value as at March 31, 2020	$251.9	$138.8	$5.0	$0.2	$395.9
Additions and remeasurements	(2.3)	0.1	16.1	13.0	26.9
Additions – business combinations (Note 4)	13.1	49.5	—	—	62.6
Depreciation	(29.0)	(17.2)	(3.4)	(0.5)	(50.1)
Impairment	(9.2)	—	—	—	(9.2)
Transfers and others	1.1	(97.1)	0.4	(0.2)	(95.8)
Foreign currency exchange differences	(13.6)	(8.2)	—	—	(21.8)
Net book value as at March 31, 2021	$212.0	$65.9	$18.1	$12.5	$308.5
During the year ended March 31, 2021, depreciation of $47.8 million (2020 - $47.0 million) has been recorded in cost of sales and $2.3 million (2020 - $1.7 million) in selling, general and administrative expenses.

Transfers and others mainly represent transfers from right-of-use assets to property, plant and equipment when the Company obtains ownership of the underlying asset at the end of the lease term or through a purchase option.

Short-term leases, leases of low-value assets and variable lease payments
During the year ended March 31, 2021, expenses of $19.5 million (2020 - $16.3 million) have been recognized in net income relating to short-term leases, leases of low-value assets and variable lease payments not included in the measurement of lease liabilities.

Leases as lessor

Operating Leases
As at March 31, 2021, the net book value of property, plant and equipment leased under operating leases to third parties was $58.2 million (2020 - $72.8 million).

Undiscounted lease payments to be received under operating leases are as follows:

	2021	2020
Less than 1 year	$28.6	$38.3
Between 1 and 2 years	24.1	35.6
Between 2 and 3 years	20.6	30.4
Between 3 and 4 years	20.2	25.8
Between 4 and 5 years	17.9	25.3
More than 5 years	28.9	65.7
Total undiscounted lease payments receivable	$140.3	$221.1

114 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
Finance Leases
Undiscounted lease payments to be received under finance leases are as follows:

	2021	2020
Less than 1 year	$17.2	$19.5
Between 1 and 2 years	17.2	19.8
Between 2 and 3 years	20.6	27.4
Between 3 and 4 years	10.6	10.3
Between 4 and 5 years	12.4	11.6
More than 5 years	124.8	146.8
Total undiscounted lease payments receivable	$202.8	$235.4
Unearned finance income	(65.2)	(71.4)
Discounted unguaranteed residual values of leased assets	(9.1)	(9.0)
Total investment in finance leases	$128.5	$155.0
Current portion (Note 12)	13.6	16.8
Non-current portion (Note 18)	$114.9	$138.2

NOTE 18 – OTHER NON-CURRENT ASSETS

	2021	2020
Restricted cash	$11.4	$12.4
Prepaid rent to a portfolio investment	21.2	23.3
Advances to a portfolio investment	11.1	29.7
Investment in finance leases (Note 17)	114.9	138.2
Non-current receivables	45.6	40.2
Investment tax credits	259.2	231.5
Other	32.4	35.1
	$495.8	$510.4

NOTE 19 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2021	2020
Accounts payable trade	$461.9	$539.7
Accrued liabilities	452.1	370.9
Deferred revenue	9.7	15.2
Amount due to related parties (Note 35)	5.8	5.7
Current portion of royalty obligations	16.1	2.9
	$945.6	$934.4

NOTE 20 – PROVISIONS
Changes in provisions are as follows:

	Restoration
	and simulator	Restructuring
	removal	(Note 8)	Legal	Warranties	Other	Total
Provisions, as at March 31, 2020	$12.0	$1.4	$3.6	$32.4	$8.4	$57.8
Additions	0.1	44.7	2.6	7.5	0.2	55.1
Business combinations (Note 4)	—	—	—	6.5	—	6.5
Amount used	—	(16.7)	(0.5)	(12.6)	(3.0)	(32.8)
Reversal of unused amounts	(0.7)	(0.6)	—	(2.4)	(1.2)	(4.9)
Foreign currency exchange differences	(0.5)	3.0	(0.4)	(0.2)	(0.1)	1.8
Provisions, as at March 31, 2021	$10.9	$31.8	$5.3	$31.2	$4.3	$83.5
Current portion	0.2	31.1	5.2	13.2	2.9	52.6
Non-current portion	$10.7	$0.7	$0.1	$18.0	$1.4	$30.9

CAE Financial Report 2021 | 115

Notes to the Consolidated Financial Statements
NOTE 21 – DEBT FACILITIES
Long-term debt, net of transaction costs is as follows:

			Repayment		2021		2020
Notional amount			period	Current	Non-current	Current	Non-current
Unsecured senior notes
U.S. dollar, fixed rate - 3.60% to 4.90%	US$	975.0	2021-2034	$17.2	$1,202.3	$—	$1,370.4
Canadian dollar, fixed rate - 4.15%		$30.0	2021-2027	2.9	27.1	—	30.0
Term loans
U.S. dollar, variable rate	US$	176.4	2022-2025	71.2	149.3	79.7	177.1
Canadian dollar, variable rate		$40.9	2021-2028	5.6	35.1	5.6	40.7
Other			2021-2026	15.3	54.7	8.2	7.9
Lease liabilities
U.S. dollar			2021-2041	60.8	110.7	91.7	214.4
Other			2021-2043	27.0	148.7	21.0	160.7
R&D obligations
Canadian dollar			2021-2039	16.3	407.3	—	391.5
Revolving credit facilities
U.S. dollar, variable rate				—	—	—	423.3
Canadian dollar, variable rate				—	—	—	290.0
Total long-term debt				$216.3	$2,135.2	$206.2	$3,106.0

Term loans
In March 2021, the Company repaid a term loan amounting to US$50.0 million and replaced it with a term loan amounting to US$50.0 million maturing in March 2022, bearing interest at a variable rate.

In March 2021, the Company entered into a term loan amounting to €31.7 million to refinance assets previously financed under lease and acquired as part of the FSC acquisition. The term loan matures in 2026, bearing interest at a variable rate.

R&D obligations
Represents obligations with the Government of Canada and the Government of Quebec relative to R&D programs whereby the government entities provide funding through loans for a portion of eligible spending related to specified R&D projects, up to a predetermined maximum funding amount. As at March 31, 2021, the remaining undrawn amount available under these programs was $38.5 million (2020 - $86.3 million). During the year ended March 31, 2021, the Company obtained payment deferrals on certain R&D obligations as part of the government’s economic response to the COVID-19 pandemic, which resulted in a remeasurement gain included in Other (gains) and losses (Note 7).

Revolving credit facilities
On April 9, 2020, the Company concluded a new two-year $500.0 million unsecured revolving credit facility. The facility bears interest at variable rates, plus a margin that is determined based on the usage of the facility and the Company’s credit rating. The new facility provides access to additional liquidity and is added to the current US$850.0 million unsecured revolving credit facility.

116 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
Information on the change in liabilities for which cash flows have been classified as financing activities in the statement of cash flows are as follows:

	Unsecured				Revolving
	senior	Term	Lease	R&D	credit
	notes	loans	liabilities	obligations	facilities	Total
Net book value as at April 1, 2019	$1,368.2	$352.3	$525.1	$348.5	$—	$2,594.1
Changes from financing cash flows
Net proceeds from borrowing under
revolving credit facilities	—	—	—	—	708.2	708.2
Proceeds from long-term debt	131.7	5.5	—	30.4	—	167.6
Repayment of long-term debt	(175.4)	(53.4)	—	(4.2)	—	(233.0)
Repayment of lease liabilities	—	—	(79.8)	—	—	(79.8)
Total changes from financing cash flows	$(43.7)	$(47.9)	$(79.8)	$26.2	$708.2	$563.0
Non-cash changes
Business combinations (Note 4)	—	—	1.6	—	—	1.6
Foreign currency exchange differences	75.2	14.7	13.8	—	5.1	108.8
Additions and remeasurement of lease liabilities	—	—	27.3	—	—	27.3
Accretion	—	—	—	16.8	—	16.8
Other	0.7	0.1	(0.2)	—	—	0.6
Total non-cash changes	$75.9	$14.8	$42.5	$16.8	$5.1	$155.1
Net book value as at March 31, 2020	$1,400.4	$319.2	$487.8	$391.5	$713.3	$3,312.2
Changes from financing cash flows
Net repayment from borrowing under
revolving credit facilities	—	—	—	—	(705.6)	(705.6)
Proceeds from long-term debt	—	127.2	—	23.9	—	151.1
Repayment of long-term debt	—	(86.1)	—	—	—	(86.1)
Repayment of lease liabilities	—	—	(200.8)	—	—	(200.8)
Total changes from financing cash flows	$—	$41.1	$(200.8)	$23.9	(705.6)	$(841.4)
Non-cash changes
Business combinations (Note 4)	—	0.8	72.2	—	—	73.0
Foreign currency exchange differences	(151.4)	(30.2)	(31.5)	—	(7.7)	(220.8)
Additions and remeasurement of lease liabilities	—	—	26.9	—	—	26.9
Accretion	—	—	—	20.7	—	20.7
Other	0.5	0.3	(7.4)	(12.5)	—	(19.1)
Total non-cash changes	$(150.9)	$(29.1)	$60.2	$8.2	$(7.7)	$(119.3)
Net book value as at March 31, 2021	$1,249.5	$331.2	$347.2	$423.6	$—	$2,351.5
As at March 31, 2021, the Company is in compliance with all of its covenants.

NOTE 22 – EMPLOYEE BENEFITS OBLIGATIONS
Defined benefit pension plans
The Company has three registered funded defined benefit pension plans in Canada (two for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains funded pension plans for employees in the Netherlands and United Kingdom that provide benefits based on similar provisions.

The Company’s annual contributions, to fund both benefits accruing in the year and deficits accumulated over prior years, and the plans’ financial position are determined based on actuarial valuations. Applicable pension legislations prescribe minimum funding requirements.

In addition, the Company maintains unfunded plans in Canada, United States and Germany that provide defined benefits based on length of service and final average earnings. These unfunded plans are the sole obligation of the Company, and there is no requirement to fund them. However, the Company is obligated to pay the benefits when they become due. As at March 31, 2021, the Company has issued letters of credit totalling $68.0 million (2020 – $60.6 million) to collateralize the obligations under the Canadian plans.

The funded plans are trustee administered funds. Plan assets held in trusts are governed by local regulations and practices in each country, as is the nature of the relationship between the Company and the trustees and their composition. Responsibility for governance of the plans, including investment decisions and contribution schedules, lies jointly with the Company and the board of trustees.
CAE Financial Report 2021 | 117

Notes to the Consolidated Financial Statements
The employee benefits obligations are as follows:

	2021	2020
Funded defined benefit pension obligations	$761.5	$649.2
Fair value of plan assets	641.9	530.1
Funded defined benefit pension obligations – net	$119.6	$119.1
Unfunded defined benefit pension obligations	102.6	93.7
Employee benefits obligations	$222.2	$212.8

Changes in funded defined benefit pension obligations and fair value of plan assets are as follows:

			2021			2020
Canadian		Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$576.9	$72.3	$649.2	$597.2	$67.2	$664.4
Current service cost	28.4	2.4	30.8	30.4	2.1	32.5
Interest cost	20.5	1.1	21.6	18.0	1.1	19.1
Past service cost	1.0	(2.8)	(1.8)	—	—	—
Actuarial loss (gain) arising from:
Experience adjustments	(0.6)	(1.7)	(2.3)	9.2	0.4	9.6
Economic assumptions	72.3	9.1	81.4	(64.3)	0.5	(63.8)
Demographic assumptions	—	(1.3)	(1.3)	—	(0.4)	(0.4)
Employee contributions	7.4	0.5	7.9	7.2	0.6	7.8
Pension benefits paid	(18.9)	(1.4)	(20.3)	(20.8)	(1.5)	(22.3)
Foreign currency exchange differences	—	(3.7)	(3.7)	—	2.3	2.3
Pension obligations, end of year	$687.0	$74.5	$761.5	$576.9	$72.3	$649.2
Fair value of plan assets, beginning of year	$467.8	$62.3	$530.1	$485.3	$58.4	$543.7
Interest income	16.9	1.0	17.9	14.9	0.9	15.8
Return on plan assets, excluding amounts
included in interest income	79.7	6.3	86.0	(40.0)	(0.2)	(40.2)
Employer contributions	22.7	1.9	24.6	22.1	2.3	24.4
Employee contributions	7.4	0.5	7.9	7.2	0.6	7.8
Pension benefits paid	(18.9)	(1.4)	(20.3)	(20.8)	(1.5)	(22.3)
Administrative costs	(0.9)	(0.2)	(1.1)	(0.9)	(0.2)	(1.1)
Foreign currency exchange differences	—	(3.2)	(3.2)	—	2.0	2.0
Fair value of plan assets, end of year	$574.7	$67.2	$641.9	$467.8	$62.3	$530.1

Changes in unfunded defined benefit pension obligations are as follows:

			2021			2020
Canadian		Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$78.0	$15.7	$93.7	$77.2	$14.7	$91.9
Current service cost	3.2	0.6	3.8	3.3	0.6	3.9
Interest cost	2.6	0.2	2.8	2.1	0.2	2.3
Past service cost	—	—	—	—	(0.1)	(0.1)
Actuarial loss (gain) arising from:
Experience adjustments	—	—	—	7.7	(0.6)	7.1
Economic assumptions	7.9	(0.8)	7.1	(7.2)	1.1	(6.1)
Pension benefits paid	(3.1)	(0.7)	(3.8)	(2.8)	(0.7)	(3.5)
Business combinations	—	—	—	(2.3)	—	(2.3)
Foreign currency exchange differences	—	(1.0)	(1.0)	—	0.5	0.5
Pension obligations, end of year	$88.6	$14.0	$102.6	$78.0	$15.7	$93.7

118 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
Net pension cost is as follows:

			2021			2020
Canadian		Foreign	Total	Canadian	Foreign	Total
Funded plans
Current service cost	$28.4	$2.4	$30.8	$30.4	$2.1	$32.5
Interest cost	20.5	1.1	21.6	18.0	1.1	19.1
Interest income	(16.9)	(1.0)	(17.9)	(14.9)	(0.9)	(15.8)
Past service cost	1.0	(2.8)	(1.8)	—	—	—
Administrative cost	0.9	0.2	1.1	0.9	0.2	1.1
Net pension cost of funded plans	$33.9	$(0.1)	$33.8	$34.4	$2.5	$36.9
Unfunded plans
Current service cost	$3.2	$0.6	$3.8	$3.3	$0.6	$3.9
Interest cost	2.6	0.2	2.8	2.1	0.2	2.3
Past service cost	—	—	—	—	(0.1)	(0.1)
Net pension cost of unfunded plans	$5.8	$0.8	$6.6	$5.4	$0.7	$6.1
Total net pension cost	$39.7	$0.7	$40.4	$39.8	$3.2	$43.0

During the year ended March 31, 2021, pension costs of $18.5 million (2020 – $15.8 million) have been charged in cost of sales, $5.5 million (2020 – $4.3 million) in research and development expenses, $10.2 million (2020 – $14.3 million) in selling, general and administrative expenses, $6.5 million (2020 – $5.6 million) in finance expense, and a net gain related to past service cost of $1.8 million (2020 - nil) has been recorded in restructuring, integration and acquisition costs. In addition, pension costs of $1.5 million (2020 – $3.0 million) were capitalized.

 Fair value of the plan assets, by major categories, are as follows:

(amounts in millions)			2021			2020
	Quoted	Unquoted	Total	Quoted	Unquoted	Total
Canadian plans
Equity funds
Canadian	$—	$78.2	$78.2	$—	$55.2	$55.2
Foreign	—	187.3	187.3	—	165.7	165.7
Bond funds
Government	—	113.0	113.0	—	92.2	92.2
Corporate	—	104.3	104.3	—	85.2	85.2
Cash and cash equivalents	—	11.2	11.2	—	4.3	4.3
Other	—	80.7	80.7	—	65.2	65.2
Total Canadian plans	$—	$574.7	$574.7	$—	$467.8	$467.8
Foreign plans
Insured annuities	$—	$60.3	$60.3	$—	$55.9	$55.9
Equity instruments	2.6	—	2.6	2.4	—	2.4
Debt instruments
Corporate	3.7	—	3.7	3.5	—	3.5
Other	—	0.6	0.6	—	0.5	0.5
Total Foreign plans	$6.3	$60.9	$67.2	$5.9	$56.4	$62.3
Total plans	$6.3	$635.6	$641.9	$5.9	$524.2	$530.1

As at March 31, 2021 and March 31, 2020, there were no common shares of the Company in the pension plan assets.

Significant assumptions (weighted average) used are as follows:

		Canadian		Foreign
	2021	2020	2021	2020
Pension obligations as at March 31:
Discount rate	3.32%	3.96%	1.06%	1.46%
Compensation rate increases	3.65%	3.66%	3.01%	2.92%
Net pension cost for years ended March 31:
Discount rate	3.96%	3.33%	1.46%	1.64%
Compensation rate increases	3.66%	3.66%	2.92%	2.92%

CAE Financial Report 2021 | 119

Notes to the Consolidated Financial Statements
Assumptions regarding future mortality are based on actuarial advice in accordance with published statistics and mortality tables and experience in each territory. The mortality tables and the average life expectancy in years for a member age 45 and 65 are as follows:

As at March 31, 2021		Life expectancy over 65 for a member
(in years)			Male		Female
Country	Mortality table	at age 45	at age 65	at age 45	at age 65
Canada	CPM private tables	23.5	22.1	25.6	24.3
Netherlands	AG2020	23.3	21.4	25.3	23.4
Germany	Heubeck RT2018G	23.1	20.3	26.0	23.8
United Kingdom	S2PxA CMI 2020	23.0	22.0	25.2	23.9
United States	CPM private tables	24.8	23.4	26.3	25.0

As at March 31, 2020		Life expectancy over 65 for a member
(in years)			Male		Female
Country	Mortality table	at age 45	at age 65	at age 45	at age 65
Canada	CPM private tables	23.5	22.0	25.6	24.3
Netherlands	AG2018	23.9	21.8	25.9	23.7
Germany	Heubeck RT2018G	23.0	20.2	25.9	23.7
United Kingdom	S2PxA CMI 2018	23.1	22.0	25.1	22.0
United States	CPM private tables	24.7	23.3	26.2	24.9

As at March 31, 2021, the weighted average duration of the defined benefit obligation is 19 years.

The impact on the defined benefit obligation as a result of a 0.25% change in the significant assumptions as at March 31, 2021 are as follows:

		Funded plans	Unfunded plans
Canadian		Foreign	Canadian	Foreign	Total
Discount rate:
Increase	$(30.3)	$(3.8)	$(2.9)	$(0.4)	$(37.4)
Decrease	32.5	4.1	3.1	0.5	40.2
Compensation rate:
Increase	8.3	0.2	0.5	—	9.0
Decrease	(8.5)	(0.2)	(0.5)	—	(9.2)

Through its defined benefit plans, the Company is exposed to a number of risks, the most significant being the exposure to asset volatility, to changes in bond yields and to changes in life expectancy. The plan liabilities are calculated using a discount rate set with reference to corporate bond yields, if plan assets underperform against this yield, this will create a deficit. A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings. The plans’ obligations are to provide benefits for the duration of the life of its members, therefore, increases in life expectancy will result in an increase in the plans’ liabilities.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. The expected employer contributions and expected benefits paid for the next fiscal year are as follows:

	Canadian	Foreign	Total
Expected employer contributions in funded plans	$22.3	$2.3	$24.6
Expected benefits paid in unfunded plans	3.5	0.7	4.2

NOTE 23 – OTHER NON-CURRENT LIABILITIES

	2021	2020
Deferred revenue and contract liabilities	$108.6	$104.7
Share-based payments liabilities (Note 26)	79.7	35.1
Contingent consideration arising on business combinations	11.2	—
Interest payable	19.8	21.1
Other	26.3	30.2
	$245.6	$191.1

120 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
NOTE 24 – SUPPLEMENTARY CASH FLOWS INFORMATION
Changes in non-cash working capital are as follows:

	2021	2020
Cash (used in) provided by non cash working capital:
Accounts receivable	$32.6	$(39.9)
Contract assets	75.5	(29.9)
Inventories	43.4	(87.5)
Prepayments	2.3	(0.9)
Income taxes	(12.0)	8.2
Accounts payable and accrued liabilities	(54.0)	53.5
Provisions	27.7	(6.5)
Contract liabilities	(165.0)	50.8
	$(49.5)	$(52.2)

Supplemental information:

	2021	2020
Interest paid	$98.0	$108.7
Interest received	13.2	11.4
Income taxes paid	26.4	34.2

NOTE 25 – ACCUMULATED OTHER COMPREHENSIVE INCOME

	Foreign currency
	exchange differences				Net changes in
	on translation of		Net changes in		financial assets
	foreign operations		cash flow hedges		carried at FVOCI			Total
	2021	2020	2021	2020	2021	2020	2021	2020
Balances, beginning of year	$225.9	$208.9	$(33.3)	$(10.5)	$0.6	$0.6	$193.2	$199.0
Other comprehensive (loss) income	(161.4)	17.0	28.1	(22.8)	(1.8)	—	(135.1)	(5.8)
Balances, end of year	$64.5	$225.9	$(5.2)	$(33.3)	$(1.2)	$0.6	$58.1	$193.2

NOTE 26 – SHARE-BASED PAYMENTS
The Company’s share-based payment plans consist of two categories: an equity-settled share-based payment plan comprised of the stock option plan; and cash-settled share-based payments plans that include the stock purchase plan, deferred share units (DSU) plans, restricted share units (RSU) plans and the performance share units (PSU) plan.

Share-based payments expense are as follows:

	2021	2020
Equity-settled plan
Stock option plan	$9.8	$5.8
Cash-settled plans
Stock purchase plan	10.0	10.3
Deferred share unit (DSU) plans	11.4	(2.4)
Restricted share unit (RSU) plans	28.6	(10.9)
Performance share unit (PSU) plan	39.3	(2.9)
Total share-based payments expense	$99.1	$(0.1)
Impact of equity swap agreements (Note 33)	(45.6)	44.0
Amount capitalized	(0.5)	(1.2)
Share-based payments expense, net of equity swap (Note 27)	$53.0	$42.7

CAE Financial Report 2021 | 121

Notes to the Consolidated Financial Statements
Carrying amount of share-based payments liabilities are as follows:

	2021	2020
Cash-settled plans
Deferred share unit (DSU) plans	$19.7	$8.4
Restricted share unit (RSU) plans	46.3	24.7
Performance share unit (PSU) plan	36.8	16.2
Total carrying amount of share-based payments liabilities	$102.8	$49.3
Current portion	23.1	14.2
Non-current portion (Note 23)	$79.7	$35.1

Stock option plan
Stock options to purchase common shares of the Company are granted to certain employees, officers and executives of the Company. The stock option exercise price is equal to the common shares weighted average price on the TSX of the five days of trading prior to the grant date. Stock options vest over four years of continuous employment from the grant date. The stock options must be exercised within a seven-year period, but are not exercisable during the first year after the grant date. As at March 31, 2021, a total of 11,205,103 common shares (2020 – 11,892,268) remained authorized for issuance under the stock option plan.

Changes in outstanding stock options are as follows:

		2021		2020
		Weighted		Weighted
	Number of	average exercise	Number of	average exercise
stock options		price	stock options	price
Stock options outstanding, beginning of year	6,050,854	$24.25	6,504,125	$20.41
Granted	2,697,713	20.65	1,320,700	34.50
Exercised	(687,165)	17.94	(1,553,846)	17.06
Forfeited	(579,700)	26.28	(196,825)	24.17
Expired	(4,800)	11.02	(23,300)	10.06
Stock options outstanding, end of year	7,476,902	$23.39	6,050,854	$24.25
Stock options exercisable, end of year	2,934,364	$21.66	2,187,379	$19.05

During the year ended March 31, 2021, the weighted average market share price for stock options exercised was $30.19 (2020 ⁃ $34.77).

As at March 31, 2021, summarized information about the stock options issued and outstanding is as follows:

		Options Outstanding		Options Exercisable
		Weighted
	Number of	average remaining	Weighted	Number of	Weighted
Range of	stock options	contractual life	average exercise	stock options	average exercise
exercise prices	outstanding	(years)	price	exercisable	price
$14.61 to $16.15	1,201,885	1.80	$15.80	1,201,885	$15.80
$20.24 to $22.26	3,735,679	5.13	21.12	864,229	22.13
$22.31 to $34.98	2,539,338	4.64	30.31	868,250	29.29
Total	7,476,902	4.43	$23.39	2,934,364	$21.66

During the year ended March 31, 2021, the weighted average fair value of stock options granted was $5.22 (2020 – $4.98).

The assumptions used in the calculation of the fair value of the stock options on the grant date using the Black-Scholes option pricing model are as follows:

	2021	2020
Common share price	$21.48	$33.94
Exercise price	$20.65	$34.50
Dividend yield	2.01%	1.18%
Expected volatility	35.22%	19.70%
Risk-free interest rate	0.36%	1.48%
Expected stock option life	4 years	4 years

Expected volatility is estimated by considering historical average common share price volatility over the expected life of the stock options.
122 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
Stock purchase plan
Employees of the Company and its participating subsidiaries can acquire common shares through regular payroll deductions. The Company contributes $1 for every $2 of employee contributions, up to a maximum of 3% of the employee’s base salary. The employee and Company’s contributions are remitted to an independent plan administrator who purchases common shares on the market on behalf of the employee.

Deferred share unit (DSU) plans
Non-employee directors holding less than the minimum required holdings of common shares of the Company receive their Board retainer compensation in the form of deferred share units (DSUs). A non-employee director holding no less than the minimum required holdings of common shares may also elect to participate in the DSU plan in respect of part or all of his or her retainer. Such retainer amount is converted to DSUs based on the common shares price on the TSX on the date such retainer becomes payable to the non‑employee director.

Certain executives can elect to defer a portion or entire short-term incentive payment to the DSU plan on an annual basis. Such deferred short-term incentive amount is converted to DSUs based on the common shares weighted average price on the TSX of the five days of trading prior to the date such incentive becomes payable to the executives.

DSUs entitle the holders to receive a cash payment equal to the common shares closing price on the TSX on the payment date, or, in certain cases, the weighted average price of to the five days prior to the payment date. Holders are also entitled to dividend equivalents payable in additional DSUs in an amount equal to the dividends paid on the common shares from the date of issuance to the payment date.

DSUs vest immediately and are paid upon any termination of employment or when a non-employee director ceases to act as a director.

Changes in outstanding DSUs are as follows:

	2021	2020
DSUs outstanding, beginning of year	469,835	523,470
Granted	81,980	79,196
Redeemed	(1,073)	(140,251)
Dividends paid in DSUs	—	7,420
DSUs vested and outstanding, end of year	550,742	469,835

Restricted share unit (RSU) plans
Restricted share units (RSUs) are granted to certain employees, officers and executives of the Company. RSUs entitle the holders to receive a cash payment based on the average closing price on the TSX for the 20 trading days preceding the vesting date, if restriction criteria are met. Restriction criteria include continuing employment for a period of up to three years. RSUs are paid three years after the grant date.

Changes in outstanding RSUs are as follows:

	2021	2020
RSUs outstanding, beginning of year	1,490,603	1,570,063
Granted	246,249	149,477
Cancelled	(42,264)	(16,207)
Redeemed	(264,064)	(228,928)
Dividends paid in RSUs	—	16,198
RSUs outstanding, end of year	1,430,524	1,490,603
RSUs vested, end of year	1,295,233	1,391,195

As at March 31, 2021, vested and outstanding RSUs includes 943,250 RSUs granted under the previous plan (2020 – 1,044,359), which are paid upon any termination of employment of the holder. Under the previous plan, holders are also entitled to dividend equivalents payable in additional RSUs in an amount equal to the dividends paid on the common shares from the date of issuance to the payment date.

Performance share unit (PSU) plan
Performance share units (PSUs) are granted to certain employees, officers and executives of the Company. PSUs entitle the holders to receive a cash payment equal to the average closing price on the TSX of the common shares for the 20 trading days preceding the vesting date multiplied by a factor which ranges from 0% to 200% based on the attainment of performance criteria set out pursuant to the plan, if restriction criteria are met. Restriction criteria include continuing employment for a period of up to three years. PSUs are paid three years after the grant date.

CAE Financial Report 2021 | 123

Notes to the Consolidated Financial Statements
Changes in outstanding PSUs are as follows:

	2021	2020
PSUs outstanding, beginning of year	976,873	1,141,200
Granted	585,162	730,352
Cancelled	(41,266)	(41,991)
Redeemed	(700,680)	(852,688)
PSUs outstanding, end of year	820,089	976,873
PSUs vested, end of year	649,449	758,209

NOTE 27 – EMPLOYEE COMPENSATION
Total employee compensation expense recognized in income is as follows:

(amounts in millions)	2021	2020
Salaries and other short-term employee benefits	$1,095.9	$1,218.6
Share-based payments expense, net of equity swap (Note 26)	53.0	42.7
Post-employment benefits – defined benefit plans (Note 22)	38.9	40.0
Post-employment benefits – defined contribution plans	17.9	19.2
Termination benefits	43.9	4.4
Total employee compensation	$1,249.6	$1,324.9

NOTE 28 – GOVERNMENT PARTICIPATION
Government contributions, other than COVID-19 government support programs, were recognized as follows:

	2021	2020
Credited to non-financial assets	$11.7	$15.6
Credited to income	20.2	18.0
	$31.9	$33.6

COVID-19 government support programs
Governments around the world have responded to the COVID-19 pandemic by implementing a variety of financial relief measures and support programs for impacted businesses and employees. Government assistance programs that meet the definition of a government grant were accounted for under the specific requirements of IAS 20 - Accounting for Government Grants and Disclosure of Government Assistance.

The Company has accessed government programs in countries in which it operates. On April 11, 2020, the Canada Emergency Wage Subsidy (CEWS) was brought into law in Canada, which is intended to help Canadian businesses keep employees on their payroll through the challenges posed by the COVID-19 pandemic. The Company was eligible for the CEWS subsidy program throughout the fiscal year ended March 31, 2021, which allowed the Company to recall employees previously placed on furlough or reduced work weeks. The wage subsidies either flowed through directly to employees according to the objective of the subsidy programs and the way they were designed in certain countries, or the amounts were offset by the increased costs the Company incurred in revoking some of our initial cost saving measures including eliminating salary reductions and bringing back employees. For the year ended March 31, 2021, government contributions related to enacted COVID-19 support programs, mainly provided as a reimbursement of employee wages, totaled $160.5 million, of which $33.1 million were credited to non-financial assets and $127.4 million were credited to income. The Government of Canada has proposed to extend the CEWS program to September 2021, although continuation in the program is subject to meeting the eligibility requirements and the conditions of the program.

New financial participation agreements
On September 14, 2020, the Company concluded a new financial participation agreement with Investissement Québec (IQ). Under this agreement, IQ agreed to invest up to $30.0 million in repayable contributions on eligible spending related to Healthcare R&D programs.

In March 2021, the Company, along with other industry partners, entered into a new financial participation agreement with the government of Quebec, through the Ministry of Economy and Innovation for the L'aéronef de demain project. The project will focus on the acceleration of technology development, digital transformation and knowledge for the advancement of the aircraft of the future, in particular those with hybrid electric propulsion, and implementation of associated services. The government of Quebec has committed to contribute amounts up to 50% of eligible costs incurred by the Company to fiscal 2022, up to a maximum of $10 million in non‑refundable grants.
124 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
NOTE 29 – IMPAIRMENT OF NON-FINANCIAL ASSETS

The carrying amount of goodwill allocated to the Company's CGUs per operating segment is as follows:

Civil Aviation		Defence
Training Solutions		and Security	Healthcare	Total
Net book value as at March 31, 2019	$630.6	$290.8	$146.3	$1,067.7
Business combinations (Note 4)	19.2	—	0.9	20.1
Impairment	—	—	(37.5)	(37.5)
Foreign currency exchange differences	17.5	9.9	7.6	35.0
Net book value as at March 31, 2020	$667.3	$300.7	$117.3	$1,085.3
Business combinations (Note 4)	169.0	—	—	169.0
Foreign currency exchange differences	(47.1)	(21.4)	(12.6)	(81.1)
Net book value as at March 31, 2021	$789.2	$279.3	$104.7	$1,173.2

Goodwill is allocated to CGUs or a group of CGUs, which generally corresponds to the Company’s operating segments or one level below.

The Company performed its annual impairment test for goodwill during the fourth quarter of fiscal 2021. The Company determined the recoverable amount of the Civil Aviation Training Solutions, Defence and Security and Healthcare CGUs based on fair value less costs of disposal calculations. The recoverable amount of each CGU is calculated using estimated cash flows derived from the Company's five-year strategic plan as approved by the Board of Directors. The cash flows derived from the Company's five-year strategic plan are based on management’s expectations of market growth, industry reports and trends, and past performance. Cash flows subsequent to the five‑year period were extrapolated using a constant growth rate of 2% to 3%. These growth rates were consistent with forecasts included in industry reports specific to the industry in which each CGU operates. These projections are inherently uncertain due to the fluidly evolving impact of the COVID-19 pandemic. The discount rates used to calculate the recoverable amounts reflect each CGUs’ specific risks and market conditions and range from 8.0% to 13.0%.

During the year ended March 31, 2021, the estimated recoverable amount exceeded the carrying amounts of all CGUs. As a result, there was no impairment identified.

During the year ended March 31, 2020, the Company recorded an impairment charge of $37.5 million relating to goodwill allocated to the Healthcare CGU. The impairment charge was based on the general economic conditions at the time of the test, which negatively affected the discount rate used and the Healthcare CGU’s cash flow projections.

Variations in the Company assumptions and estimates, particularly in the expected growth rates embedded in its cash flow projections and the discount rate could have a significant impact on fair value. For the year ended March 31, 2021, an increase of 1% in the discount rate or a decrease of 1% in the growth rate would not have resulted in an impairment charge.

NOTE 30 – CONTINGENCIES AND COMMITMENTS
Contingencies
In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

The Company is subject to audits from various government and regulatory agencies on an ongoing basis. As a result, from time to time, authorities may disagree with positions and conclusions taken by the Company in its filings.

During the year ended March 31, 2015, the Company received a reassessment from the Canada Revenue Agency challenging the Company’s characterization of the amounts received under the Strategic Aerospace and Defence Initiative (SADI) program. No amount has been recognized in the Company’s financial statements, since the Company believes that there are strong grounds for defence and will vigorously defend its position. Such matters cannot be predicted with certainty, however, the Company believes that the resolution of these proceedings will not have a material adverse effect on its financial position.

Commitments
Contractual purchase commitments that are not recognized as liabilities are as follows:

	2021	2020
Less than 1 year	$195.9	$204.7
Between 1 and 5 years	92.8	35.1
Total contractual purchase commitments	$288.7	$239.8
CAE Financial Report 2021 | 125

Notes to the Consolidated Financial Statements
NOTE 31 – FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is determined by reference to the available market information at the reporting date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions. Counterparty credit risk and the Company’s own credit risk are taken into account in estimating the fair value of financial assets and financial liabilities.

The following assumptions and valuation methodologies have been used to measure the fair value of financial instruments:
(i)The fair value of cash and cash equivalents, restricted funds for subscription receipts deposit, accounts receivable, accounts payable and accrued liabilities and liabilities for subscription receipts approximate their carrying values due to their short-term maturities;
(ii)The fair value of derivative instruments, which include forward contracts, swap agreements and embedded derivatives accounted for separately and is calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and forward foreign exchange rate. Assumptions are based on market conditions prevailing at each reporting date. The fair value of derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the reporting date;
(iii)The fair value of the equity investments, which does not have a readily available market value, is estimated using a discounted cash flow model, which includes some assumptions that are not based on observable market prices or rates;
(iv)The fair value of non-current receivables is estimated based on discounted cash flows using current interest rates for instruments with similar risks and remaining maturities;
(v)The fair value of long-term debts, royalties obligations and other non-current liabilities are estimated based on discounted cash flows using current interest rates for instruments with similar risks and remaining maturities;
(vi)The fair value of the contingent considerations arising on business combinations are based on the estimated amount and timing of projected cash flows, the probability of the achievement of the criteria on which the contingency is based and the risk-adjusted discount rate used to present value the probability-weighted cash flows.

Fair value hierarchy
The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1:   Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:  Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e. as prices in markets that are not active) or indirectly (i.e. quoted prices for similar assets or liabilities);

Level 3:   Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

126 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.
The carrying values and fair values of financial instruments, by category, are as follows:

			2021		2020
	Level	Carrying value	Fair value	Carrying value	Fair value
		Total	Total	Total	Total
Financial assets (liabilities) measured at FVTPL
Cash and cash equivalents	Level 1	$926.1	$926.1	$946.5	$946.5
Restricted cash	Level 1	11.4	11.4	12.4	12.4
Restricted funds for subscription receipts deposit	Level 2	700.1	700.1	—	—
Equity swap agreements	Level 2	(0.6)	(0.6)	(55.5)	(55.5)
Forward foreign currency contracts	Level 2	7.5	7.5	(7.2)	(7.2)
Contingent consideration arising on business combinations	Level 3	(11.2)	(11.2)	—	—
Derivatives assets (liabilities) designated in a hedge relationship
Foreign currency and interest rate swap agreements	Level 2	5.1	5.1	(0.3)	(0.3)
Forward foreign currency contracts	Level 2	16.5	16.5	(31.6)	(31.6)
Financial assets (liabilities) measured at amortized cost
Accounts receivable(1)	Level 2	478.7	478.7	514.5	514.5
Investment in finance leases	Level 2	128.5	141.0	155.0	183.2
Advances to a portfolio investment	Level 2	11.1	11.1	29.7	29.7
Other assets(2)	Level 2	28.6	29.0	22.1	20.5
Accounts payable and accrued liabilities(3)	Level 2	(674.9)	(674.9)	(709.1)	(709.1)
Liabilities for subscription receipts	Level 2	(714.1)	(714.1)	—	—
Total long-term debt(4)	Level 2	(2,010.9)	(2,216.3)	(2,830.6)	(2,960.4)
Other non-current liabilities(5)	Level 2	(174.2)	(187.4)	(182.0)	(167.9)
Financial assets measured at FVOCI
Equity investments	Level 3	1.5	1.5	3.3	3.3
		$(1,270.8)	$(1,476.5)	$(2,132.8)	$(2,221.9)
(1) Includes trade receivables, accrued receivables and certain other receivables.
(2) Includes non-current receivables and certain other non-current assets.
(3) Includes trade accounts payable, accrued liabilities, interest payable and current royalty obligations.
(4) Excludes lease liabilities. The carrying value of long-term debt excludes transaction costs.
(5) Includes non-current royalty obligations and other non-current liabilities.

Changes in level 3 financial instruments are as follows:

Balance as at March 31, 2020	$3.3
Additions – business combinations (Note 4)	(11.5)
Total realized and unrealized losses included in other comprehensive income	(1.8)
Total realized and unrealized gains included in income	0.3
Balance as at March 31, 2021	$(9.7)

NOTE 32 – CAPITAL RISK MANAGEMENT
The Company’s capital allocation priorities continue to be focused on:
(i)     Investing in superior and sustainable growth opportunities;
(ii)    Maintaining a strong financial position consistent with the Company’s investment grade profile;
(iii)   Providing current returns to shareholders.

The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, issue new shares or debt, use cash to reduce debt or repurchase shares.

To accomplish its objectives stated above, the Company monitors its capital on the basis of the net debt to capital. This ratio is calculated as net debt divided by the sum of the net debt and total equity. Net debt is calculated as total debt, including the short-term portion (as presented in the consolidated statement of financial position and including non-recourse debt) less cash and cash equivalents. Total equity comprises share capital, contributed surplus, accumulated other comprehensive income, retained earnings and non-controlling interests.

CAE Financial Report 2021 | 127

Notes to the Consolidated Financial Statements
The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

	2021	2020
Total long-term debt (Note 21)	$2,351.5	$3,312.2
Less: cash and cash equivalents	(926.1)	(946.5)
Net debt	$1,425.4	$2,365.7
Equity	3,212.8	2,578.3
Total net debt plus equity	$4,638.2	$4,944.0
Net debt: equity	31:69	48:52

The Company has certain debt agreements which require the maintenance of a certain level of capital.

NOTE 33 – FINANCIAL RISK MANAGEMENT
Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk. The Company’s exposure to credit risk, liquidity risk and market risk is managed within risk management parameters documented in corporate policies. These risk management parameters remain unchanged since the previous period, unless otherwise indicated.

Credit risk
Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its accounts receivable and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents and derivative financial assets. Credit risks arising from the Company’s normal commercial activities are managed with regards to customer credit risk.

The Company’s customers are mainly established companies, some of which have publicly available credit ratings, as well as government agencies, which facilitates risk assessment and monitoring. In addition, the Company typically receives substantial non-refundable advance payments for contracts with customers. The Company closely monitors its exposure to major airline companies in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade receivables are not concentrated with specific customers but are held with a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable to third-party financial institutions for cash consideration on a limited recourse basis (receivable purchase program). The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are mainly in place with a diverse group of major North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company enters into contracts with counterparties that are of high credit quality. The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with all the counterparties with whom it trades derivative financial instruments. These agreements make it possible to offset when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in Note 12 and Note 31 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

As at March 31, 2021, exposure to credit risk and credit loss allowances for accounts receivable and contract assets by segments are as follows:

	Civil Aviation Training Solutions	Defence and Security	Healthcare	Amounts not allocated to a segment	Total
Gross accounts receivable	$297.1	$178.3	$62.4	$15.2	$553.0
Gross contract assets	53.6	406.1	2.2	—	461.9
Total	$350.7	$584.4	$64.6	$15.2	$1,014.9
Credit loss allowances	$(32.8)	$(0.2)	$(1.4)	$—	$(34.4)
As a %	9.4%	—%	2.2%	—%	3.4%

128 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
Liquidity risk
Liquidity risk is defined as the potential risk that the Company cannot meet its cash obligations as they become due.

The Company manages this risk by establishing cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a forecast of the Company’s consolidated liquidity position, for efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, stress-test results, growth requirements and capital expenditures, and the maturity profile of indebtedness, including availability of credit facilities, working capital requirements, compliance with financial covenants and the funding of financial commitments. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. The Company also regularly monitors any financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

In managing its liquidity risk, the Company has access to revolving credit facilities of $500.0 million and US$850.0 million (2020 ⁃ US$850.0 million). As well, the Company has agreements to sell interests in certain of its accounts receivable (receivable purchase program). On May 19, 2020, the Company concluded an agreement to increase the limit of its receivable purchase program from US$300.0 million to US$400.0 million. As at March 31, 2021, the carrying amount of the original accounts receivable sold to a financial institution pursuant to the receivable purchase program totaled a Canadian dollar equivalent of $298.8 million (2020 ⁃ $333.1 million) of which $26.4 million (2020 – $38.8 million), corresponding to the extent of the Company’s continuing involvement, remains in accounts receivable with a corresponding liability included in accounts payable and accrued liabilities.

The following tables present a maturity analysis based on contractual maturity date of the Company’s financial liabilities, excluding liabilities for subscription receipts, based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

				Between	Between	Between	Between
	Carrying	Contractual	Less than	1 and	2 and	3 and	4 and	More than
As at March 31, 2021	amount	cash flows	1 year	2 years	3 years	4 years	5 years	5 years
Non-derivative financial liabilities
Accounts payable and accrued liabilities (1)	$674.9	$674.9	$674.9	$—	$—	$—	$—	$—
Total long-term debt (2)	2,358.0	2,954.5	291.4	238.1	230.0	320.0	151.7	1,723.3
Other non-current liabilities (3)	185.4	376.3	—	29.3	41.0	31.1	30.7	244.2
	$3,218.3	$4,005.7	$966.3	$267.4	$271.0	$351.1	$182.4	$1,967.5
Net derivative financial
liabilities (assets)
Forward foreign currency contracts (4)	$(24.0)
Outflow		$2,449.7	2,157.6	233.0	49.8	9.3	—	—
Inflow		(2,475.3)	(2,175.6)	(238.8)	(51.3)	(9.6)	—	—
Foreign currency and
interest rate swap agreements	(5.1)	(3.9)	(1.2)	(1.2)	(0.9)	(0.3)	(0.2)	(0.1)
Equity swap agreements	0.6	0.6	0.6	—	—	—	—	—
	$(28.5)	$(28.9)	$(18.6)	$(7.0)	$(2.4)	$(0.6)	$(0.2)	$(0.1)
	$3,189.8	$3,976.8	$947.7	$260.4	$268.6	$350.5	$182.2	$1,967.4

CAE Financial Report 2021 | 129

Notes to the Consolidated Financial Statements

				Between	Between	Between	Between
	Carrying	Contractual	Less than	1 and	2 and	3 and	4 and	More than
As at March 31, 2020	amount	cash flows	1 year	2 years	3 years	4 years	5 years	5 years
Non-derivative financial liabilities
Accounts payable and accrued liabilities (1)	$709.1	$709.1	$709.1	$—	$—	$—	$—	$—
Total long-term debt (2)	3,305.2	4,319.8	296.5	555.1	564.8	383.4	340.1	2,179.9
Other non-current liabilities (3)	182.0	397.8	0.7	49.8	31.2	32.1	32.4	251.6
	$4,196.3	$5,426.7	$1,006.3	$604.9	$596.0	$415.5	$372.5	$2,431.5
Net derivative financial
liabilities (assets)
Forward foreign currency contracts (4)	$38.8
Outflow		$1,862.5	$1,636.1	$171.0	$42.4	$9.2	$3.8	$—
Inflow		(1,822.8)	(1,606.6)	(164.8)	(39.4)	(8.5)	(3.5)	—
Foreign currency and
interest rate swap agreements	0.3	(6.3)	7.8	(4.0)	(3.9)	(3.0)	(2.2)	(1.0)
Equity swap agreements	55.5	55.5	55.5	—	—	—	—	—
	$94.6	$88.9	$92.8	$2.2	$(0.9)	$(2.3)	$(1.9)	$(1.0)
	$4,290.9	$5,515.6	$1,099.1	$607.1	$595.1	$413.2	$370.6	$2,430.5
(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations and excludes transaction costs.
(3) Includes non-current royalty obligations and other non-current liabilities.
(4) Outflows and inflows are presented in Canadian dollar equivalent using the contractual forward foreign currency rate.

Market risk
Market risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and share-based payments in order to minimize their impact on the Company’s results and financial position. The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes.

Foreign currency risk
Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign exchange rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency, as well as on the net investment from its foreign operations which have functional currencies other than the Canadian dollar (in particular the U.S. dollar (USD), Euro (€ or EUR) and British pound (GBP or £). In addition, these operations have exposures to foreign exchange rates primarily through cash and cash equivalents and other working capital accounts denominated in currencies other than their functional currencies.

The Company mitigates foreign currency risks by having its foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies. These transactions include forecasted transactions and firm commitments denominated in foreign currencies, including firm commitments to acquire a business in a business combination such as the L3Harris Military Training acquisition (Note 5).

130 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
The forward foreign currency contracts outstanding are as follows:

(amounts in millions, except average rate)			2021			2020
	Notional		Average	Notional		Average
Currencies (sold/bought)	amount	(1)	rate	amount	(1)	rate
USD/CDN
Less than 1 year	$530.9		0.77	$833.7		0.74
Between 1 and 3 years	127.4		0.77	176.4		0.76
Between 3 and 5 years	20.5		0.78	13.0		0.77
EUR/CDN
Less than 1 year	88.4		1.54	180.5		0.64
Between 1 and 3 years	95.2		1.57	12.3		0.60
GBP/CDN
Less than 1 year	52.7		0.57	71.5		0.59
Between 1 and 3 years	11.5		0.58	0.2		0.60
CDN/USD
Less than 1 year	1,224.7		1.27	289.7		1.36
Between 1 and 3 years	31.0		1.37	23.7		1.32
Other currencies
Less than 1 year	260.8		n.a.	247.5		n.a.
Between 1 and 3 years	1.5		n.a.	0.8		n.a.
Between 3 and 5 years	5.0		n.a.	13.2		n.a.
Total	$2,449.6			$1,862.5
(1) Exchange rates as at the end of the respective periods were used to translate amounts in foreign currencies.

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity, consistent with the objective to fix currency rates on the hedged item.

Foreign currency risk sensitivity analysis
The following table presents the Company’s exposure to foreign currency risk of financial instruments and the pre-tax effects on net income and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

	USD		€		GBP
	Net income	OCI	Net income	OCI	Net income	OCI
2021	$7.9	$28.9	$4.6	$(3.8)	$(0.5)	$(0.7)
2020	4.8	(19.6)	(0.5)	(3.1)	0.2	(0.4)
A weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax income and OCI.

Interest rate risk
Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company has floating rate debts through its revolving credit facilities and other-specific floating rate debts. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to manage interest rate exposures are mainly interest rate swap agreements. As at March 31, 2021, 94% (2020 – 74%) of the long-term debt bears fixed interest rates.

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements.

Interest rate risk sensitivity analysis
During the year ended March 31, 2021, a 1% increase in interest rates would decrease the Company’s net income by $1.7 million (2020 – $5.7 million) and would have no impact on the Company’s OCI (2020 – nil) assuming all other variables remained constant. A 1% decrease in interest rates would have an opposite impact on net income.

CAE Financial Report 2021 | 131

Notes to the Consolidated Financial Statements
Hedge of share-based payments expense
The Company has entered into equity swap agreements with major Canadian financial institutions to reduce its exposure to fluctuations in its share price relating to the deferred share units (DSU) plans, restricted share units (RSU) plans and the performance share units (PSU) plan. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institutions for the institution’s cost of funds and any share price depreciation. The net effect of the equity swap agreements partly offset movements in the Company’s share price impacting the cost of the DSU, RSU and PSU plans. As at March 31, 2021, the equity swap agreements covered 2,500,000 common shares (2020 – 2,800,000) of the Company.

Hedge of net investments in foreign operations
As at March 31, 2021, the Company has designated a portion of its unsecured senior notes and term loans totaling US$862.8 million (2020 – US$862.8 million) and a portion of its lease liabilities totaling US$23.9 million (2020 – US$48.1 million) as a hedge of its net investments in U.S. entities. Gains or losses on the translation of the designated portion of these USD long-term debts are recognized in OCI to offset any foreign exchange gains or losses on translation of the financial statements of those U.S. entities.
Letters of credit and guarantees
As at March 31, 2021, the Company had outstanding letters of credit and performance guarantees in the amount of $196.2 million (2020 – $189.6 million) issued in the normal course of business. These guarantees are issued under the revolving credit facilities and the Performance Securities Guarantee (PSG).

The advance payment guarantees are related to progress/milestone payments made by the Company’s customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by the Company and to the customer’s requirements. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the lease obligation provides credit support for the benefit of the owner participant on a sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

	2021	2020
Advance payments	$41.0	$36.0
Contract performance	46.4	44.0
Lease obligations	30.1	37.1
Financial obligations	70.3	63.0
Other	8.4	9.5
	$196.2	$189.6

Indemnifications
In certain instances when the Company sells businesses, it may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited.

The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defences, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, net income or cash flows.
132 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
NOTE 34 – RELATED PARTY RELATIONSHIPS
The following tables include principal investments which, in aggregate, significantly impact the results or assets of the Company:

Investments in subsidiaries consolidated in the Company’s financial statements:

		% equity	% equity
		interest	interest
Name	Country of incorporation	2021	2020
CAE Academia de Aviacion (Espana) S.L.	Spain	100.0%	100.0%
CAE (US) Inc.	USA	100.0%	100.0%
CAE Aircrew Training Services plc	UK	76.5%	76.5%
CAE Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Aviation Services Pte Ltd.	Singapore	100.0%	100.0%
CAE Aviation Training B.V.	Netherlands	100.0%	100.0%
CAE Aviation Training Peru S.A.	Peru	100.0%	100.0%
CAE Bangkok Co., Ltd.	Thailand	100.0%	—%
CAE Brunei Multi Purpose Training Centre Sdn Bhd	Brunei	60.0%	60.0%
CAE Center Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Center Brussels N.V.	Belgium	100.0%	100.0%
CAE Centre Copenhagen A/S	Denmark	100.0%	100.0%
CAE Centre Hong Kong Limited	China	100.0%	100.0%
CAE Centre Oslo AS	Norway	100.0%	100.0%
CAE Centre Stockholm AB	Sweden	100.0%	100.0%
CAE CFT B.V.	Netherlands	100.0%	100.0%
CAE Civil Aviation Training Solutions, Inc.	USA	100.0%	100.0%
CAE Colombia Flight Training S.A.S.	Colombia	100.0%	100.0%
CAE Crewing Services Limited	Ireland	100.0%	100.0%
CAE El Salvador Flight Training S.A. de C.V.	El Salvador	99.5%	99.5%
CAE Engineering Korlatolt Felelossegu Tarsasag	Hungary	100.0%	100.0%
CAE Entrenamiento de Vuelo Chile Limitada	Chile	100.0%	100.0%
CAE Flight & Simulator Services Sdn. Bhd.	Malaysia	100.0%	100.0%
CAE Flight Training (India) Private Limited	India	100.0%	100.0%
CAE Flight Training Center Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
CAE GAH Aviation Technology Services Co Ltd.	China	80.0%	80.0%
CAE Global Academy Évora, SA	Portugal	100.0%	100.0%
CAE GmbH	Germany	100.0%	100.0%
CAE Healthcare Canada Inc.	Canada	100.0%	100.0%
CAE Healthcare, Inc.	USA	100.0%	100.0%
CAE India Private Limited	India	100.0%	100.0%
CAE Integrated Enterprise Solutions Australia Pty Ltd.	Australia	100.0%	100.0%
CAE International Holdings Limited	Canada	100.0%	100.0%
CAE Investments SARL	Luxembourg	100.0%	100.0%
CAE Kuala Lumpur Sdn. Bhd.	Malaysia	100.0%	100.0%
CAE Luxembourg Acquisition, S.à r.l.	Luxembourg	100.0%	100.0%
CAE Maritime Middle East L.L.C.	UAE	49.0%	49.0%
CAE Middle East L.L.C.	UAE	49.0%	49.0%
CAE Military Aviation Training Inc.	Canada	100.0%	100.0%
CAE New Zealand Pty Limited	New Zealand	100.0%	100.0%
CAE North East Training Inc.	USA	100.0%	100.0%
CAE Oslo - Aviation Academy AS	Norway	100.0%	100.0%
CAE Oxford Aviation Academy Phoenix Inc.	USA	100.0%	100.0%
CAE Services Italia S.r.l.	Italy	100.0%	100.0%
CAE Servicios Globales de Instrucción de Vuelo (España), S.L.	Spain	100.0%	100.0%
CAE Shanghai Company, Limited	China	100.0%	100.0%
CAE SimuFlite Inc.	USA	100.0%	100.0%
CAE Simulation Technologies Private Limited	India	100.0%	100.0%
CAE Simulator Services Inc.	Canada	100.0%	100.0%
CAE Financial Report 2021 | 133

Notes to the Consolidated Financial Statements
Investments in subsidiaries consolidated in the Company’s financial statements (continued):

		% equity	% equity
		interest	interest
Name	Country of incorporation	2021	2020
CAE South America Flight Training do Brasil Ltda.	Brazil	100.0%	100.0%
CAE STS Limited	UK	100.0%	100.0%
CAE Training & Services Netherlands B.V.	Netherlands	100.0%	—%
CAE Training & Services Brussels N.V.	Belgium	100.0%	100.0%
CAE Training & Services UK Ltd.	UK	100.0%	100.0%
CAE Training Norway AS	Norway	100.0%	100.0%
CAE TSP Inc.	Canada	100.0%	—%
CAE USA Inc.	USA	100.0%	100.0%
CAE USA Mission Solutions Inc.	USA	100.0%	100.0%
CAE Vietnam Limited Liability Company	Vietnam	100.0%	100.0%
Flight Training Device (Mauritius) Ltd.	Mauritius	100.0%	100.0%
Logitude OY	Finland	100.0%	100.0%
Merlot Aero Limited	New Zealand	100.0%	—%
Oxford Aviation Academy (Oxford) Limited	UK	100.0%	100.0%
Parc Aviation Engineering Services Ltd.	Ireland	100.0%	100.0%
Parc Aviation Limited	Ireland	100.0%	100.0%
Parc Aviation (UK) Ltd.	UK	100.0%	100.0%
Parc Interim Ltd.	Ireland	100.0%	100.0%
Pelesys Aviation Maintenance Training Inc.	Canada	100.0%	100.0%
Pelesys Learning Systems Inc.	Canada	100.0%	100.0%
Presagis Canada Inc.	Canada	100.0%	100.0%
Presagis Europe (S.A.S)	France	100.0%	100.0%
Presagis USA Inc.	USA	100.0%	100.0%
Servicios de Instrucción de Vuelo, S.L.	Spain	80.0%	80.0%
SIV Ops Training, S.L.	Spain	80.0%	80.0%

Investments in joint ventures accounted for under the equity method:

		% equity	% equity
		interest	interest
Name	Country of incorporation	2021	2020
Aviation Training Northeast Asia B.V.	Netherlands	50.0%	50.0%
CAE Flight and Simulator Services Korea, Ltd.	Korea	50.0%	50.0%
CAE-LIDER Training do Brasil Ltda.	Brazil	50.0%	50.0%
CAE Melbourne Flight Training Pty Ltd.	Australia	50.0%	50.0%
CAE Middle East Pilot Services LLC	United Arab Emirates	49.0%	49.0%
CAE Simulation Training Private Limited	India	50.0%	50.0%
Embraer CAE Training Services LLC	United States	49.0%	49.0%
Emirates-CAE Flight Training LLC	UAE	49.0%	49.0%
Flight Training Alliance GmbH	Germany	50.0%	50.0%
HATSOFF Helicopter Training Private Limited	India	50.0%	50.0%
Helicopter Training Media International GmbH	Germany	50.0%	50.0%
HFTS Helicopter Flight Training Services GmbH	Germany	25.0%	25.0%
JAL CAE Flight Training Co. Ltd.	Japan	50.0%	50.0%
Leonardo CAE Advanced Jet Training S.r.l.	Italy	50.0%	—%
National Flying Training Institute Private Limited	India	51.0%	51.0%
Pegasus Ucus Egitim Merkezi A.S.	Turkey	49.9%	49.9%
Philippine Academy for Aviation Training, Inc.	Philippines	40.0%	40.0%
Rotorsim s.r.l.	Italy	50.0%	50.0%
Rotorsim USA LLC	United States	50.0%	50.0%
SIMCOM Holdings, Inc.	United States	50.0%	50.0%
Singapore CAE Flight Training Pte Ltd.	Singapore	50.0%	50.0%
TRU Flight Training Iceland ehf	Iceland	33.3%	—%
Xebec Government Services, LLC	United States	49.0%	49.0%

134 | CAE Financial Report 2021

Notes to the Consolidated Financial Statements
When the Company’s share of losses in a joint venture equals or exceeds its interests in the joint ventures, the Company does not recognize further losses, unless it will incur obligations or make payments on behalf of the joint ventures. During the year ended March 31, 2021, the Company's unrecognized share of profit in joint ventures was $2.2 million (2020 - losses of $3.3 million). As at March 31, 2021, the cumulative unrecognized share of losses for these joint ventures was $13.8 million (2020 – $16.0 million) and the cumulative unrecognized share of comprehensive loss of these joint ventures was $13.1 million (2020 – $16.1 million).

Joint venture with Leonardo
On March 29, 2021, the Company acquired a 50% equity interest in Leonardo CAE Advanced Jet Training Srl for cash consideration of $18.7 million. This joint venture will support the operations of the International Flight Training School (IFTS) in Italy, delivering a comprehensive lead-in to fighter training to the Italian Air Force and foreign customers. The joint venture will provide training support services, including full maintenance and operation of the M-346 aircraft and its ground-based training system, as well as operation of IFTS base facilities.

Partnership with Directional Aviation Capital
On November 4, 2019, the Company concluded a strategic partnership with Directional Aviation Capital (DAC) including a 15-year exclusive business aviation training services agreement with DAC affiliates and the acquisition of a 50% equity interest in SIMCOM Holdings, Inc. for cash consideration of $113.5 million (US$86.3 million). The Company obtained joint control over SIMCOM, therefore the joint venture is accounted for using the equity method. SIMCOM operates simulators and training devices representative of a wide range of jet, turboprop and piston powered aircraft and is headquartered in Orlando, Florida.

Over the course of the 15-year business aviation training services agreement, DAC's affiliated business aircraft operators, which include Flexjet, Flight Options, Flairjet, Sirio, Nextant Aerospace and Corporate Wings, will train exclusively with SIMCOM and CAE.

NOTE 35 – RELATED PARTY TRANSACTIONS
The Company’s outstanding balances with its equity accounted investees are as follows:

	2021	2020
Accounts receivable (Note 12)	$33.3	$51.2
Contract assets	14.3	38.5
Other non-current assets	26.4	25.6
Accounts payable and accrued liabilities (Note 19)	5.8	5.7
Contract liabilities	22.0	28.8
Other non-current liabilities	1.5	1.7

The Company’s transactions with its equity accounted investees are as follows:

	2021	2020
Revenue	$129.2	$166.0
Purchases	2.8	2.5
Other income	1.4	1.5

Compensation of key management personnel
Key management personnel have the ability and responsibility to make major operational, financial and strategic decisions for the Company and include certain executive officers. The compensation of key management for employee services are as follows:

	2021	2020
Salaries and other short-term employee benefits	$6.5	$6.5
Post-employment benefits – defined benefit plans	1.6	2.5
Share-based payments expense	24.8	(8.8)
	$32.9	$0.2

CAE Financial Report 2021 | 135